             SCHEDULE 14A - INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]
Filed by a Party other than the Registrant [  ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section  240.14a-11(c) or Section
     240.14a-12

                           Columbia Banking System, Inc.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                            J. James Gallagher, Esq.
        Gordon, Thomas, Honeywell, Malanca, Peterson & Daheim, P.L.L.C.
               2200 First Interstate Plaza, Post Office Box 1157
                         Tacoma, Washington 98401-1157
-------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):
[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
    1) Title of each class of securities to which transaction applies:

       ------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       ------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant
       to Exchange Act Rule 0-11 (set    forth the amount on which the filing
       fee is calculated and state how it was determined):

       ------------------------------------------------------------------------

     4) Proposed maximum aggregate value of transaction:

       ------------------------------------------------------------------------

     5) Total fee paid:

       ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       ------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       ------------------------------------------------------------------------

    3) Filing Party:

       ------------------------------------------------------------------------

    4) Date Filed:

       ------------------------------------------------------------------------

                        [COLUMBIA BANKING SYSTEM - LOGO]



                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD APRIL 23, 1997

NOTICE IS HEREBY GIVEN that, pursuant to call of its directors, the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") will be held at the Sheraton Tacoma Hotel, 1320 Broadway Plaza, Tacoma, Washington, on April 23, 1997 at 1:00 p.m., for the purpose of considering and voting upon the following matters:

      1. ELECTION OF DIRECTORS. Electing fifteen (15) persons to serve on the Board of Directors.

      2. APPROVAL OF AMENDED AND RESTATED STOCK OPTION PLAN. A proposal to approve Columbia's Stock Option Plan, as amended and restated.

      3. WHATEVER OTHER BUSINESS as may properly be brought before the Annual Meeting or any adjournment thereof.

Only those shareholders of record at the close of business on February 28, 1997 will be entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

                                          By Order of the Board of Directors


                                          /s/ JILL L. MYERS
                                          ----------------------------------
                                          Jill L. Myers
                                          Secretary



Tacoma, Washington
March 20, 1997


WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                          COLUMBIA BANKING SYSTEM, INC.
                               1102 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402

                              -------------------
                                 PROXY STATEMENT
                              -------------------

                            SOLICITATION, VOTING AND
                             REVOCABILITY OF PROXIES

This Proxy Statement and the accompanying Proxy are being first sent to shareholders on or about March 20, 1997, for use in connection with the Annual Meeting of Shareholders of Columbia Banking System, Inc. ("Columbia") to be held on Wednesday, April 23, 1997 (the "Annual Meeting"). Only those shareholders of record of Columbia's no par value common stock at the close of business on February 28, 1997, will be entitled to notice of and to vote at the Annual Meeting. The number of shares of common stock outstanding and entitled to vote at the Annual Meeting is 5,203,926.

The enclosed Proxy is solicited by and on behalf of the Board of Directors of Columbia and the costs of solicitation will be borne by Columbia. In addition to the use of the mails, solicitation may be made, without additional compensation, by directors and officers of Columbia and regular employees of Columbia and/or its banking subsidiary, Columbia State Bank ("Columbia Bank"), by telephone, facsimile and/or personal contact. Columbia does not expect to pay any compensation for the solicitation of proxies, except to brokers, nominees, and similar recordholders for reasonable expenses in mailing proxy materials to beneficial owners.

On each matter before the Annual Meeting, including the election of directors, shareholders have one vote for each share of common stock held. Shareholders are not entitled to cumulate their votes in the election of directors. Under Washington law, if a quorum is present at the Annual Meeting, the fifteen nominees for election as directors who receive the greatest number of votes cast for the election of directors by the holders of shares entitled to vote and present in person or by proxy at the Annual Meeting will be elected directors. Approval of the Amended and Restated Stock Option Plan requires the affirmative vote of holders of a majority of the shares of Columbia common stock present and entitled to vote at the Annual Meeting.

With regard to the election of directors, votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Votes withheld will have the effect of a negative vote. Abstentions may be specified on all proposals except the election of directors. An abstention from voting will have the practical effect of voting against the proposal since such shares are present at the Meeting and entitled to vote but are not voting in favor of the proposal. A broker non-vote (which results when a broker holding shares for a beneficial owner has not received timely voting instructions on certain matters from such beneficial owner) will have no effect on the outcome of the election of directors or on approval of the Amended and Restated Stock Option Plan, since they are not considered shares entitled to vote on the proposal.

If the enclosed Proxy is duly executed and received in time for the Annual Meeting, it is the intention of the persons named in the Proxy to vote the shares represented by the Proxy "FOR" the fifteen nominees for director listed in this Proxy Statement and "FOR" the approval of the Amended and Restated Stock Option Plan, unless otherwise directed. Any proxy given by a shareholder may be revoked before its exercise by notice to Columbia in writing, by a subsequently dated proxy, or in open meeting prior to the taking of the shareholder vote. The shares represented by properly executed proxies that are not revoked will be voted in accordance with the specifications in such proxies, or, if no preference is specified, in accordance with the recommendation of management as specified above.

                        PROPOSAL 1: ELECTION OF DIRECTORS

Columbia's Bylaws provide that the number of directors to be elected by the shareholders shall be not less than five (5) nor more than twenty-five (25). The Bylaws also provide that the exact number of directors within the minimum and maximum limit will be fixed and determined by resolution of the Board of Directors. The Board of Directors has fixed the number of directors to be elected at this Annual Meeting at fifteen (15) and has nominated the individuals listed on the following pages for election as directors for the ensuing year or until their successors are elected and qualified.

If any nominee should refuse or be unable to serve, the Proxy will be voted for such person as is designated by the Board of Directors to replace any such nominee. The Board of Directors presently has no knowledge that any of the nominees will refuse or be unable to serve.


                      INFORMATION WITH RESPECT TO NOMINEES

The following table provides certain information with respect to the nominees for director, including their ages, their principal occupations during the past five years, the year first elected a director of Columbia or its predecessor corporation or one of its former or current subsidiaries, the number of shares of Columbia common stock beneficially owned by each as of February 28, 1997, and the number of shares of Columbia common stock beneficially owned by the directors and executive officers as a group as of February 28, 1997. With the exception of Mr. John P. Folsom, all of the nominees are presently directors of Columbia and Columbia Bank.

--------------------------------------------------------------------------------------------------------
                                                                                 Shares of Columbia
                                                                                 Common Stock and
Name, Age, Address and                                      Year                 Percent of Class
Principal Occupation of Nominee                          First Became           Beneficially Owned
During Past Five Years(1)                                 a Director(2)       as of February 28, 1997(3)
--------------------------------------------------------------------------------------------------------
W. BARRY CONNOLEY, 55                                       1993                       1,050
     President and Chief Executive Officer
     of MultiCare Medical Center,
     Tacoma, Washington.

RICHARD S. DEVINE, 69                                       1993                      23,242
     President of Chinook Resources, Inc. (timber                                      (3.13%)
     acquisition and sales); Chairman of Raleigh,
     Schwarz & Powell, Inc. (insurance brokers),
     Tacoma, Washington.

A. G. ESPE, 60                                              1990                     164,525(4)
    Chairman and Chief Executive Officer of
    Columbia; Chairman of Columbia Bank;
    Chairman of Northrim Bank, Anchorage,
    Alaska; Chairman of NorCap, L.L.C.

--------------------------------------------------------------------------------------------------------
                                                                                 Shares of Columbia
                                                                                 Common Stock and
Name, Age, Address and                                      Year                 Percent of Class
Principal Occupation of Nominee                          First Became           Beneficially Owned
During Past Five Years(1)                                 a Director(2)       as of February 28, 1997(3)
--------------------------------------------------------------------------------------------------------
JACK FABULICH, 68                                           1993                             4,375
    Chairman and former President of Parker Paint
    Manufacturing Co., Inc., Tacoma, Washington;
    President and Commissioner of Port of Tacoma.

JONATHAN FINE, 42                                           1993                            14,045(5)
    Chief Operating Officer of the American Red
    Cross, Seattle-King County Chapter; private
    investor from 1993 to 1996; Senior Vice
    President and Treasurer of Puget Sound
    Bancorp and Puget Sound Savings Bank, and
    Managing Director of Puget Sound Securities,
    Tacoma, Washington, until December of 1992.

JOHN P. FOLSOM, 53                                          Director                         3,050
    President and Chief Executive Officer of                Nominee
    Raleigh, Schwarz & Powell, Inc. (insurance
    brokers),Tacoma, Washington.

MARGEL S. GALLAGHER, 49                                     1993                            60,461(6)
    President of Viva Imports, Ltd. (retail women's                                          (1.16%)
    clothing), Tacoma and Seattle, Washington.

JOHN A. HALLERAN, 68                                        1992                             9,235
    Private investor; retired general contractor,
    Bellevue, Washington.

WILLIAM W. PHILIP, 70                                       1993                           120,435(7)
    President and Chief Operating Officer of                                                 (2.31%)
    Columbia; President and Chief Executive
    Officer of Columbia Bank; Chairman and Chief
    Executive Officer of Puget Sound Bancorp and
    Puget Sound National Bank, Tacoma,
    Washington, until December of 1992.

JOHN H. POWELL, 72                                          1991                            11,688
    President and co-owner of Sound Oil Company
    (heating oil distributor), Seattle, Washington;
    Director of NorCap, L.L.C.

ROBERT E. QUOIDBACH, 71                                     1988                             3,579(8)
    Private investor and tree farmer; retired
    industrial contractor, Longview, Washington.

--------------------------------------------------------------------------------------------------------
                                                                                 Shares of Columbia
                                                                                 Common Stock and
Name, Age, Address and                                      Year                 Percent of Class
Principal Occupation of Nominee                          First Became           Beneficially Owned
During Past Five Years(1)                                 a Director(2)       as of February 28, 1997(3)
--------------------------------------------------------------------------------------------------------

DONALD RODMAN, 58                                            1991                        4,583(9)
    Owner and Vice President of Rodman Realty,
    Inc., Longview, Washington.

FRANK H. RUSSELL, 66                                         1993                        1,812
    President of Professional Services Unified, Inc.
    (full facility services, including food service,
    janitorial, and electronic access systems) and
    Quality Meal Expeditors (food catering),
    Tacoma, Washington.

SIDNEY R. SNYDER, 70                                         1988                       16,200
    Owner of Sid's Food Market, Seaview,
    Washington, and Midtown Market, Long
    Beach, Washington; Chairman of the Board of
    Bank of the Pacific, Long Beach, Washington;
    Washington State Senate Democratic Leader.

JAMES M. WILL, 50                                            1993                        1,924
    President of Titus-Will Enterprises, Tacoma,
    Washington; former President of Tam
    Manufacturing Co., Tacoma, Washington.

DIRECTORS AND EXECUTIVE                                                                 475,841
OFFICERS AS A GROUP (19 persons)                                                        (8.97%)

--------------------------------------------------------------------------------------------------------

(1) Unless otherwise provided, the address for all of the nominees is 1102 Broadway Plaza, Tacoma, Washington 98402.

(2) Reflects year each nominee first became a director of Columbia, its (1) predecessor corporation, (2) former subsidiary, Columbia Savings Bank, FSB (which was merged into Columbia Bank in March, 1994), or (3) current subsidiary, Columbia Bank.

(3) Unless otherwise indicated, represents shares over which each nominee exercises sole voting and investment power. In all cases where a percentage figure is not reflected, the nominee beneficially owns less than one percent of the shares deemed outstanding. The percentages shown are based on the number of shares of Columbia common stock deemed to be outstanding under applicable regulations (including options exercisable within 60 days).

(4) Includes 62,752 shares beneficially owned by NorCap, L.L.C. Also includes 50,175 shares issuable upon exercise of options granted to NorCap, L.L.C., which options became exercisable on September 25, 1993 (and until September 26, 2000) at $6.15 per share as to 36,317 shares and $8.81 per share as to 13,858 shares.

(5) Includes 3,908 shares owned by a family trust for which Mr. Fine is co-trustee and shares voting and investment power.

(6) Includes 3,641 shares held by C&G Partnership, a Washington General Partnership, in which Ms. Gallagher's spouse, J. James Gallagher, is a general partner. Also includes 10,424 shares held by the J. James Gallagher & Co. Profit Sharing Trust, for which Ms. Gallagher's spouse, J. James Gallagher, is the trustee.

(7) Includes 51,184 shares held by Kelcin, a limited partnership, in which Mr. Philip is a general partner. Also includes 20,000 shares issued to Mr. Philip as a restricted stock award and held in escrow until certain conditions are met. See "EXECUTIVE COMPENSATION - Restricted Stock Award."

(8) Includes 80 shares owned by a living trust for which Mr. Quoidbach is the trustee with sole voting and investment power.

(9) All shares are owned by a living trust for which Mr. Rodman and his spouse are co-trustees and share voting and investment power.

The Board of Directors recommends a vote "FOR" these nominees.

INFORMATION REGARDING THE BOARD AND ITS COMMITTEES

The Board of Directors of Columbia has established certain standing committees, including an Audit Committee and a Personnel and Compensation Committee. There presently is no standing nominating committee.

AUDIT COMMITTEE. The main functions performed by the Audit Committee include reviewing and approving the services of the independent auditors, reviewing the plan, scope, and audit results of the internal auditors and the independent auditors, and reviewing the reports of bank regulatory authorities. The Audit Committee also reviews the annual and other reports to the Securities and Exchange Commission and the annual report to the shareholders. Current members of the Committee, none of whom are officers or employees of Columbia or Columbia Bank, are: Messrs. Fine (Chairman), Connoley, Fabulich, Quoidbach, Rodman, Snyder and Will. There were five (5) meetings of the Audit Committee during 1996.

PERSONNEL AND COMPENSATION COMMITTEE. The Personnel and Compensation Committee reviews and recommends remuneration arrangements for senior management. Current members of the Compensation Committee, none of whom are officers or employees of Columbia or Columbia Bank are: Messrs. DeVine (Chairman), Halleran, Powell, and Russell, and Ms. Gallagher. There were four (4) meetings of the Personnel and Compensation Committee during 1996.

There were ten (10) regular meetings of the Board of Directors of Columbia during 1996. All directors attended at least 75% of the total meetings of the Board and all committees of which they were members in 1996, except Messrs. Connoley and Will.

DIRECTOR COMPENSATION. During 1996, Columbia's non-officer directors received an annual retainer of $1,600. In addition, for the first six months of 1996, such directors received fees of $100 for each Board and committee meeting attended. Commencing in July 1996, such directors received $200 for each Board meeting attended and $150 for each committee meeting attended, in addition to their annual retainer.

As part of Proposal 2 being presented to shareholders at the Annual Meeting, Columbia's Stock Option Plan would be amended to expand the eligibility provisions of the Plan to allow the grant of options to directors as well as employees. No options have been granted to non-employee directors of Columbia or Columbia Bank to date.


PERSONNEL AND COMPENSATION COMMITTEE
INTERLOCKS AND INSIDER PARTICIPATION

During Columbia's 1996 fiscal year, Mr. Philip served as Chairman of the Board and a member of the Compensation Committee of MultiCare Medical Center of which Mr. Connoley, one of Columbia's directors, is President and Chief Executive Officer.

SHAREHOLDER NOMINATIONS FOR 1997
ANNUAL MEETING OF SHAREHOLDERS

In accordance with Columbia's Articles of Incorporation, shareholder nominations for the 1997 Annual Meeting of Shareholders, if any, must be made in writing not less than 14 nor more than 50 days prior to the Annual Meeting, and must be delivered or mailed to the Chairman of Columbia; provided, however, that if less than 21 days notice of the Annual Meeting is given to shareholders, the notification must be mailed or delivered to the Chairman not later than the close of business on the seventh day following the day on which notice of the Annual Meeting was mailed. Such notification should contain the following information to the extent known to the notifying shareholder: (a) the name and address of each proposed nominee; (b) the principal occupation of each proposed nominee; (c) the total number of shares of stock of Columbia that will be voted for each proposed nominee; (d) the name and address of the notifying shareholder; and (e) the number of shares of stock of Columbia owned by the notifying shareholder. Nominations not made in accordance with the above requirements may, in his discretion, be disregarded by the Chairman of the Annual Meeting, and upon the Chairman's instruction, the vote teller may disregard all votes cast for such a nominee.


                             EXECUTIVE COMPENSATION

REPORT OF THE PERSONNEL AND COMPENSATION
COMMITTEE ON EXECUTIVE COMPENSATION

The Personnel and Compensation Committee of the Board of Directors of Columbia (the "Committee") is composed of Richard S. DeVine (Chairman), Margel S. Gallagher, John A. Halleran, John H. Powell, and Frank H. Russell. None of the members are officers or employees of Columbia or Columbia Bank. Mr. DeVine has served on the Compensation Committee of Columbia or Columbia Bank since 1993. Mr. Powell has served on the Compensation Committee of Columbia or Columbia Bank since 1991. Messrs. Halleran and Russell and Ms. Gallagher were appointed to the Compensation Committee in 1994.

This Committee report is intended to describe in general terms the process the Committee undertakes and the matters it considers in determining the appropriate compensation for Columbia's executive officers, including the executive officers who are named in the enclosed Summary Compensation Table (the "Named Executives").

Columbia, acting through the Committee, believes that compensation of its Named Executives and other key personnel should reflect and support the goals and strategies that Columbia has established and enunciated. Columbia's long-term goal is to create, over the next several years, a well-capitalized, customer-focused Pacific Northwest commercial banking institution with a significant presence in selected markets and total assets in excess of $1 billion. Management believes that the ongoing consolidation in its principal market area affords an opportunity for aggressive growth in loans and deposits. Columbia's growth strategy consists of the following elements:

       - Focus on relationship lending to small and medium-sized businesses, professionals and other individuals whom Columbia believes are underserved by larger banks in its market area and are attracted by Columbia's emphasis on relationship banking.

       - Fund loan growth through the creation of a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings.

       - Continue growth in the Tacoma metropolitan area and selectively expand into neighboring King and Thurston Counties.

       - Control credit risk through established loan underwriting and monitoring procedures, loan concentration limits, product and industry diversification, and the hiring of experienced lending personnel with a high degree of familiarity with their market area.

The achievement of these goals is intended to create long-term value for Columbia's shareholders, consistent with protecting the interest of depositors. The Committee believes that these goals are best supported by attracting and retaining well-qualified executive officers and other personnel through competitive compensation arrangements, with emphasis on rewards for outstanding contributions to Columbia's success and with a special emphasis on aligning the interest of the executive officers and other personnel with those of Columbia's shareholders.

Since Columbia's significant reorganization in 1993, the Committee has followed a compensation philosophy that emphasizes options and other stock-based compensation. This emphasis was undertaken in an effort to create a close link between the interests of employees and shareholders and to focus on exceptional growth in assets and earnings and superior asset quality, with the intent of producing significant increases in shareholder value. Columbia's performance since 1993 has, in the Committee's opinion, shown the value of this approach. In particular, the Committee has taken note that the total annual returns to Columbia's shareholders for 1996 and 1995 were 42% and 32%, respectively, as compared to total annual returns for the Nasdaq Total Return of 23% and 41% and for the Columbia Peer Group of 38% and 22%, respectively.

The Committee anticipates that it will continue to emphasize stock-based compensation in the future and will expand the number of persons who will receive options to include essentially all employees of Columbia who meet certain minimum requirements for length of service and performance. Consequently, the Committee expects that the Board will periodically request shareholder approval for additional shares to be made available for issuance upon exercise of options, as is being done in Proposal 2 presented to shareholders at this Annual Meeting.

The philosophy of the Committee has been implemented through compensation arrangements for the Named Executives which place great emphasis on achievement of targeted performance goals. In the case of Mr. Espe, a portion of the allowance payments contracted for in his 1993 Amended Employment Agreement were deferred pending achievement of the performance objectives, and in the case of Mr. Philip, all compensation was deferred pending the performance of those objectives. Further, in lieu of the grant of stock options to either Mr. Espe or Mr. Philip, the Committee determined in 1993 to give each of them the right to acquire 30,000 shares of Columbia stock by purchase at the then fair market value of $12 per share, with the assistance of a fixed rate loan in the full principal amount of the purchase which is due on or before March 1, 2000. Both Mr. Espe and Mr. Philip elected to make such purchases, thus becoming owners of the stock, rather than becoming holders of option interests, personally liable for repayment of the sums represented by the loans.

In addition, the Committee recently approved the grant to Mr. Espe of so-called "premium options" to purchase 40,000 shares which vest at the rate of 10,000 shares per year beginning August 1997, at option prices increasing from $15.25 per share, in 1997, to $21.25 per share in August 2000. The grant of these premium options (which acquire value only if the market price of Columbia's common stock increases) was intended to further align the interests of senior management and the shareholders to continue building shareholder value in future years. During 1996, the Board of Directors, acting on recommendations of the Committee, also approved a restricted stock award to Mr. Philip for 20,000 shares of common stock. The shares will remain in escrow until Mr. Philip has served as an active officer or Board member for a period of five years, unless that time is reduced by the Board. The restricted stock award was intended to reflect the Board's and the Committee's appreciation for the work performed by Mr. Philip since 1993 and to preserve his close contact with Columbia after his retirement at year-end 1998.

The Committee believes that the compensation terms for Messrs. Espe and Philip are clearly related to the realization of the goals and strategies established by Columbia and provide strong incentives for achievement of those goals. The Committee notes that as of December 31, 1996, Columbia achieved all of the performance objectives required for certain incentive payments to be made to Messrs. Espe and Philip (see "Long Term Incentive Plan Awards"). The Committee also notes that the return to shareholders (as evidenced by the Stock Performance Graph measurement of Columbia's performance against the Nasdaq and its peer group) is a further indication of what the Committee considers the highly satisfactory performance of the Named Executives and other key employees during the period that Columbia is carrying out its very aggressive growth strategy, principally in the Tacoma-Pierce County area.

                           Richard S. DeVine, Chairman
                               Margel S. Gallagher
                                John A. Halleran
                                 John H. Powell
                                Frank H. Russell

STOCK PERFORMANCE GRAPH

The chart shown below depicts the total return to shareholders during the period beginning August 10, 1992, when Columbia first issued its shares publicly, and ending December 31, 1996. The definition of total return includes appreciation in market value of the stock as well as the actual cash and stock dividends paid to shareholders. The comparable indices utilized are the Nasdaq U.S. Stock Index, which is a broad nationally recognized index of stock performance by companies traded on the Nasdaq National Market and the Nasdaq Small Cap Market, and the SNL Securities Western Bank Stock Index, comprised of publicly-traded banks with assets of $250 million to $1 billion, all of which are located in the western United States. The chart assumes that the value of the investment in Columbia's common stock and each of the two indices was $100 on August 10, 1992, and that all dividends were reinvested.


                                                         PERIOD ENDING
                                  --------------------------------------------------------------
INDEX                             6/16/92   12/31/92   12/31/93   12/31/94   12/31/95   12/31/96
------------------------------------------------------------------------------------------------
Columbia Banking System, Inc.      100.00     107.05     118.32     102.82     135.22     192.26
Nasdaq Total Return                100.00     121.05     138.96     135.83     192.09     236.29
Columbia Peer Group                100.00      70.71      73.26      73.93      90.27     124.39

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE. The following table sets forth the aggregate compensation for services rendered to Columbia or its subsidiaries in all capacities paid or accrued for the fiscal years ended December 31, 1996, December 31, 1995 and December 31, 1994, to each person serving as an executive officer of Columbia whose aggregate cash and cash equivalent forms of compensation exceeded $100,000 (the "Named Executives").


                                                                      Long Term
                                Annual Compensation              Compensation Awards
                         ------------------------------     ------------------------------
                                                             Restricted         Securities          All
Name and                                                      Stock             Underlying         Other
Principal Position       Year      Salary(1)     Bonus(1)     Awards ($)(2)     Options (#)    Compensation
-------------------------------------------------------------------------------------------------------------

A.G. Espe,               1996      $170,000      $45,000             0           40,000          $89,008(3)
   Chairman and
   Chief Executive       1995       168,623       50,000             0                0           25,995
   Officer
                         1994       165,000            0             0                0           18,715

W.W. Philip,             1996      $638,116      $45,000      $305,000                0                0
   President and
   Chief Operating       1995             0            0             0                0                0
   Officer
                         1994             0            0             0                0                0


(1) Represents for Mr. Espe total cash compensation earned, including amounts deferred under a Supplemental Executive Retirement Plan. The salary and bonus for Mr. Philip represents compensation for work performed since July 1993, but not fully earned until year-end 1996. The contingent compensation and other payments, which were not fully earned until year-end 1996, were previously disclosed as potentially payable under long term incentive awards.

(2) At year-end 1996, the value of the aggregate restricted stock holdings outstanding was $325,000.

(3) Includes a profit sharing contribution of $7,500 by Columbia for the benefit of Mr. Espe, $67,413 in certain allowances accrued over a period beginning in 1994, but not fully earned until year-end 1996, and $14,095 for premiums on life insurance payable to Mr. Espe's estate.


OPTION GRANTS IN 1996. The following table sets forth certain information on option grants in 1996 to the Named Executives:

                                                                                            Grant Date
                               Individual Grants                                              Value
             ---------------------------------------------------------------------------------------------
             Number of           Percentage of
             Securities          Total Options
             Underlying          Granted to          Exercise
              Options            Employees in        Price Per           Expiration          Grant Date
Name          Granted               1996              Share                 Date                Value
-----------------------------------------------------------------------------------------------------------
A.G. Espe      40,000(1)             66%           $15.25-$21.25    8/28/2007-8/28/2010          $14,233(2)

W.W. Philip         0                N/A               N/A                 N/A                    N/A



(1) The option was granted August 28, 1996, subject to shareholder approval of additional shares being made available for issuance upon exercise of options granted pursuant to the Plan and certain other amendments to the Plan. 10,000 shares vest in August, 1997 at an option price of $15.25 per share (the fair market value of Columbia's common stock on the date of grant) and 10,000 additional shares vest each year beginning August 1998 and continuing through August 2000, at option prices of $17.25, $19.25 and $21.25, respectively. Vested options remain exercisable for ten years from the date of vesting even in the event of Mr. Espe's retirement (as approved by the Board), death or disability, or in the event of a change in control of Columbia or Columbia Bank (as defined in Mr. Espe's employment agreement).

(2)  Calculated using the Black-Scholes option valuation method.

OPTION EXERCISES AND YEAR-END OPTION VALUES. The following table summarizes option exercises by and the value of unexercised options granted to the Named
Executives:

                                                Number of Securities         Value of
                                               Underlying Unexercised       Unexercised
                                                     Options at          In-the-Money Options
                                                  December 31, 1996       at December 31, 1996
            Shares Acquired        Value            (Exercisable/          (Exercisable/
Name          on Exercise         Realized          Unexercisable)        (Unexercisable)
--------------------------------------------------------------------------------------------------
A.G. Espe        0                   0                0/40,000                0/$10,000

W.W. Philip      0                   0                     0/0                      0/0
--------------------------------------------------------------------------------------------------


RESTRICTED STOCK AWARD

In August 1996, the Board of Directors of Columbia approved the grant to Mr. W.
W. Philip, Columbia's President and Chief Operating Officer, for no cash consideration of a restricted stock award of 20,000 shares of common stock. The market value of the common stock at the date of grant to Mr. Philip was $15.25 per share. The restricted stock award to Mr. Philip provides for the immediate issuance of 20,000 shares of Columbia common stock to Mr. Philip in escrow. The shares are to remain in escrow until Mr. Philip has served as an active officer or Board member of Columbia and/or Columbia Bank for a period of five years from the date of the grant, unless the shares are forfeited by reason of failure to meet the conditions or that term is reduced (i) by action of the Board or the Committee; (ii) by reason of a change of control of Columbia or Columbia Bank (as defined in Mr. Philip's employment agreement); or (iii) by Mr. Philip's death or disability. Mr. Philip will have the right to vote the shares and to receive any dividends or other distributions on the shares while they remain in escrow.

LONG TERM INCENTIVE PLAN AWARDS

Long term incentive arrangements were entered into with Mr. Espe and Mr. Philip in 1993 and amended, as to Mr. Philip only, in 1995. Under the arrangements, specific compensation and allowance payments were agreed to be fully earned by December 31, 1996, if Columbia achieved certain performance objectives in 1995 and 1996. These objectives were: (1) Growth - by June 30, 1995 Columbia must have assets, loans and deposits of at least $325 million, $200 million and $230 million, respectively; (2) Asset Quality - at December 31, 1995 and 1996, problem assets of Columbia (excluding those existing at September 1, 1993) must not exceed 1.5% of Columbia's total assets at those dates; and (3) Profitability
- Columbia must report positive net income of at least 50 basis points on average assets for calendar year 1995, and must achieve net income of at least 75 basis points on average assets for calendar year 1996. All performance objectives were achieved and the compensation and allowance payments were thus earned by Messrs. Espe and Philip. The payments are reported in the Summary Compensation Table.

OTHER EMPLOYEE BENEFITS

Columbia also maintains a defined contribution plan, in the form of a 401(k) plan, that allows employees, including executive officers, to contribute up to 15% of their compensation each year. Columbia currently makes matching contributions to the extent of 50% of employee's contributions up to 3% of each employee's total compensation and is authorized to make a discretionary contribution as determined by the Committee each year. Columbia contributed approximately $154,800 in matching funds to the 401(k) Plan during 1996, and made a discretionary contribution of approximately $346,000 for the year 1996.

Columbia also maintains an Employee Stock Purchase Plan (the "ESPP") that was adopted in 1995. The ESPP allows eligible employees to purchase shares of Columbia common stock at 90% of the then current market price by means of payroll deductions.

Beginning in 1994, Columbia established a discretionary Incentive Bonus Plan for the benefit of employees. Contributions by Columbia are based upon year-end results of operations for Columbia and attainment of goals by individuals. In 1996, Columbia contributed $453,000 to the Plan.

Columbia provides a group health insurance plan along with the normal vacation and sick pay benefits.

EXECUTIVE EMPLOYMENT AGREEMENTS

Mr. Espe entered into an employment agreement with Columbia effective December 30, 1993. The agreement had an original term expiring December 31, 1997. Mr. Espe's annual salary under the Agreement was at least $150,000. In addition, Columbia agreed to provide Mr. Espe with a Supplemental Employee Retirement Plan which will provide him with a benefit payable after retirement calculated on the basis of ten percent of his salary being contributed each year, the amount contributed increasing in value based on an assumed interest rate. At the time of entering into the agreement, Mr. Espe was offered and purchased 30,000 shares of common stock at $12.00 per share (the then fair market value). In connection with that transaction Columbia loaned Mr. Espe $360,000 to purchase the shares with interest payable annually at six percent per annum and the full principal amount due on or before March 1, 2000. The principal payment may be accelerated under certain circumstances. Mr. Espe also receives life and disability benefits, will be reimbursed for certain reasonable expenses incurred in carrying out his duties, and may participate in Columbia's health and welfare plan available to employees in general. Mr. Espe also became entitled to receive certain allowances in the amount of $59,400 plus interest, when certain performance targets (as more fully discussed under "Long-Term Incentive Plan Awards") were met. The agreement has recently been amended, effective January 1, 1997 (the "amended agreement") to extend the term of Mr. Espe's employment to December 31, 2001 and to establish his minimum annual salary at $160.000. Other terms were changed consistent with the new term of the amended agreement. In the event Columbia terminates the amended agreement without cause (as defined therein), Mr. Espe would be entitled to the greater of two years' salary or salary payable for the remainder of the term of the agreement. Both the agreement and the amended agreement contain a covenant by Mr. Espe not to compete with Columbia in its market area for two years after voluntarily terminating employment without "good cause" (as defined). Columbia is the beneficiary under a key-person life insurance policy on the life of Mr. Espe in the amount of $3.5 million.

Mr. Philip also entered into an employment agreement with Columbia effective December 31, 1993, as further amended effective December 29, 1995. Mr. Philip's salary for the term of the agreement was subject to the attainment of performance targets as more fully discussed under "Long-Term Incentive Plan Awards." Those targets were met at year end 1996 and Mr. Philip became entitled to receive $638,116 for his work performed since July 1993. Other provisions of the agreement with Mr. Philip are on substantially the same terms as that of Mr. Espe's described above. In connection with his employment, Mr. Philip also was offered and purchased 30,000 shares of common stock at $12.00 per share (the then fair market value). In connection with that transaction, Columbia loaned Mr. Philip $360,000 to purchase the shares on terms and conditions similar to those for the loan to Mr. Espe described above. Mr. Philip's agreement recently has been amended effective January 1, 1997 ("amended agreement") to extend the term to December 31, 1998 and to establish his minimum annual salary at $175,000. Other terms were changed consistent with the new term of the amended agreement. Both the agreement and the amended agreement contain a covenant by Mr. Philip not to compete with Columbia in its market area for two years after voluntarily terminating employment without "good cause" (as defined therein). Columbia is the beneficiary under a key-person life insurance policy on the life of Mr. Philip in the amount of $2.0 million.

The employment agreements for both Messrs. Espe and Philip as now in effect and as amended effective January 1, 1997 contain provisions that require payments in the event of a change in control (as defined therein) and termination of employment without cause (as defined therein). The payments would be due if such termination followed by up to two years and in certain cases preceded the change in control. Generally, in such circumstances, all contingent payments payable to each of Messrs. Espe and Philip are deemed earned. Under the terms of their amended agreements, Messrs. Espe and Philip are entitled to receive their base salary for three and two years, respectively, following such termination or until the term of their amended agreements whichever is longer. In such circumstances, each is also entitled to all benefits provided for in his amended agreement, to be fully vested as to any nonvested options and to have restrictions lapse with regard to any restricted stock or other restricted securities. In the event either executive receives an amount under these provisions which result in imposition of a tax on the executive under the provisions of Internal Revenue Code Section 4999 (relating to Golden Parachute payments) the

Company is obligated to reimburse the executive for that amount exclusive of any tax imposed by reason of receipt of reimbursement under the employment agreement.


             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Columbia is a reporting company pursuant to Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"). Pursuant to Section 16(a) of the Exchange Act, and the rules promulgated thereunder, directors, officers, greater than ten percent shareholders, and certain other key personnel are required to report their ownership and any change in ownership of Columbia securities with the Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers (the "NASD"). Except as described below, Columbia believes that all Section 16(a) filing requirements applicable to its directors, officers and greater than ten percent shareholders were complied with.

In making these disclosures, Columbia has relied solely on written representations of its directors and executive officers, and copies of the reports that they have filed with the SEC and NASD.

During 1996, directors and executive officers A. G. Espe and W. W. Philip each filed one untimely report regarding one transaction, but each promptly reported the transaction after the oversight was discovered.

                             PRINCIPAL SHAREHOLDERS

The following table sets forth information as of February 28, 1997 with respect to all shareholders known by Columbia to be the beneficial owners of more than 5% of the outstanding shares of Columbia common stock. Except as noted, Columbia believes that the beneficial owners of the shares listed below, based on information furnished by such owners, have sole voting and investment power with respect to such shares.

                                                  Shares Beneficially Owned
                                                  -------------------------
Name and Address                                  Number         Percentage
--------------------------------------------------------------------------------
Artisan Partners Limited                          343,000          6.59%
Partnership; Artisan Investment
Corporation; Andrew A. Ziegler;
Carlene Murphy Ziegler(1)
1000 North Water Street
Suite 1770
Milwaukee, WI  53202
--------------------------------------------------------------------------------

(1) Artisan Partners Limited Partnership is an Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940; Artisan Investment Corporation is the General Partner of Artisan Partners Limited Partnership; Mr. and Mrs. Ziegler are the principal stockholders of Artisan Investment Corporation. Voting and investment power are shared with respect to the shares listed as beneficially owned.

                INTEREST OF MANAGEMENT IN CERTAIN TRANSACTIONS

In conjunction with the rapid expansion of Columbia into the Tacoma-Pierce County, Washington area, and the relocation of Columbia's headquarters to Tacoma in late 1993, Mr. Espe relocated his place of residence to the Tacoma area in 1994. To assist Mr. Espe in relocating, Columbia loaned to Mr. Espe the sum of $185,000 for the purchase of real property. The terms of the loan call for interest at a fixed rate determined by the prime rate at the date of the loan (six percent) payable annually, with the full amount of principal and interest due in 1996. The loan was paid in full as agreed.

As compensation for the costs and risks associated with its efforts in facilitating the 1990 acquisition of Columbia by a group of investors that included Mr. Espe, NorCap, L.L.C. was granted an option to purchase 36,317 shares of Columbia common stock at a price of $6.15 per share. As part of that same transaction, NorCap was granted an option to purchase shares of common stock of Columbia National Bancshares, Inc. ("CNBI"). The option to purchase CNBI shares was converted into an option to purchase 13,858 Columbia shares at a price of $8.81 per share, as part of the merger of CNBI with and into Columbia that was completed in August, 1993. The NorCap options are exercisable at any time between September 25, 1993 and September 26, 2000. NorCap is controlled by Mr. Espe, who owns 60% of NorCap's common units, subject to conversion and limited voting rights of holders of its convertible Series A units. Mr. Powell, a current director of Columbia, is a director of NorCap. NorCap is a shareholder of Columbia.

During 1996, certain directors and executive officers of Columbia and Columbia Bank, and their associates, were customers of Columbia Bank, and it is anticipated that such individuals will continue to be customers of Columbia Bank in the future. All transactions between Columbia Bank and its executive officers and directors, and their associates, were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and, in the opinion of management, did not involve more than the normal risk of collectibility or present other unfavorable features.

        PROPOSAL 2: APPROVAL OF AMENDED AND RESTATED STOCK OPTION PLAN

BACKGROUND

Columbia adopted its Employee Stock Option Plan (the "Plan") in 1988, and subsequently amended it with shareholder approval, in July, 1993. Columbia is presently authorized to issue 315,000 shares of common stock upon the exercise of incentive stock options and nonqualified stock options granted under the Plan to officers and key employees of Columbia and its present and any future subsidiaries.

AMENDMENTS

Subject to shareholder approval, the Board of Directors has approved several amendments to and the restatement of the Plan. Specifically, shareholders will be requested at the Annual Meeting to approve the plan as amended and restated to reflect the following changes: (1) expanding the eligibility provisions of the plan to allow the grant of options to directors as well as employees; (2) adding a definition of Director and a definition of Nonqualified Stock Options;
(3) increasing the number of shares available for issuance under the Plan from 315,000 to 565,000 shares of common stock; (4) clarifying the qualifications of those able to serve on the Committee administering the Plan (currently the Personnel and Compensation Committee); (5) limiting the number of shares subject to grants of options to any one participant in any fiscal year in order to assure compliance with Section 162(m) of the Internal Revenue Code; (6) empowering the Committee to determine whether to accept consideration other than cash in connection with the exercise of an option; (7) clarifying that the Committee may approve cashless exercises of Options; (8) allowing the Committee discretion to establish, at the date of grant, later expiration dates for options following the termination of employment or service of an optionee; (9) clarifying the treatment of Nonqualified Stock Options following termination of employment; (10) modifying the shareholder approval requirement for Plan amendments so as to be consistent with recent changes in the securities laws; and (11) implementing miscellaneous technical changes throughout the Plan.

The Board believes that these amendments and the restatement of the Plan will enhance the effectiveness of the Plan in attracting and retaining the services of individuals who are likely to make significant contributions to Columbia's success. The purpose of the Plan is to promote Columbia's success by aligning employee financial interest with long-term shareholder value. A copy of the proposed Plan, as amended and restated (the "Amended and Restated Plan"), is attached to this Proxy Statement as EXHIBIT A.

DESCRIPTION OF AMENDED AND RESTATED PLAN

The following is a summary of the principal provisions of the Amended and Restated Plan and is subject to and qualified by reference to such Plan.

PURPOSE. The purpose of the Plan is to (i) enhance the long-term profitability and shareholder value of Columbia by offering stock-based incentives to employees and directors of Columbia and its subsidiaries; (ii) attract and retain the best available personnel for positions of responsibility with Columbia and its subsidiaries; and (iii) encourage employees and directors to acquire and maintain stock ownership in Columbia.

ADMINISTRATION. The Plan is presently administered by Columbia's Personnel and Compensation Committee (the "Committee"). The Committee has been authorized by the Board of Directors to act in this capacity, and all members of the Committee serve for such terms as the Board of Directors determines and are appointed and may be removed by the Board of Directors. In addition to its authority to grant options, as described elsewhere hereunder, the Committee is authorized to administer and interpret the Plan, subject to its express provisions. To be consistent with recent changes to the securities laws, the Amended and Restated Plan directs that the Board consider appointing individuals to the Committee who qualify as "non-employee directors" and "outside directors" as defined in the securities laws and the Internal Revenue Code of 1986, as amended (the "Code"), respectively.

SHARES SUBJECT TO THE PLAN. The number shares of common stock currently subject to the Plan is 315,000. As of December 31, 1996, options to purchase 281,905 shares (at prices ranging from $3.81 to $21.25 per share) were outstanding, and there are no shares of common stock available for future grants. Option grants to purchase a total of 47,000 shares have been made subject to the approval by shareholders of additional shares to be made available pursuant to the Plan. Approval of the Amended and Restated Plan would increase the number of shares currently available for issuance under the Plan from 315,000 to 565,000. Not more than 50,000 shares may be subject to grants of options under the Plan to any one participant in any one fiscal year.

PERSONS WHO MAY PARTICIPATE. Options may be granted under the Plan to those employees and directors as the Committee from time to time selects, provided that non-employee directors may not be granted Incentive Stock Options. If the Amended and Restated Plan is approved by shareholders at the Annual Meeting, there will be approximately 225 employees eligible to participate in the Plan, and all 15 directors to be elected at the Annual Meeting will be eligible to participate.

TYPES OF OPTIONS. Options granted under the Plan may include incentive stock options ("ISOs") intended to meet all of the requirements of an "Incentive Stock Option" as defined in Section 422 of the Code and nonqualified stock options ("NSOs"). Each option granted under the Plan must be evidenced by an agreement duly executed on behalf of Columbia. Each agreement will comply with and be subject to the terms and conditions of the Plan. Any agreement may also contain such other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Committee.

TERMS AND CONDITIONS OF OPTIONS. The option price for each option granted under the Plan will be determined by the Committee, but will not be less than 100% of the fair market value of Columbia's common stock on the date of grant. For purposes of the Plan, "fair market value" means the average of the bid and asked trading prices of the common stock as of the date of grant as reported on the Nasdaq National Market. As of December 31, 1996, the closing sales price for Columbia's common stock as reported on the Nasdaq National Market was $16.25 per share.

The exercise price for shares purchased upon the exercise of an option must be paid in cash, except that the Board may authorize other consideration, including already owned shares of Columbia common stock, to be paid upon the exercise of an option. The Amended and Restated Plan would also specifically empower the Committee to authorize such other forms of consideration.

The term of outstanding options will be fixed by the Committee. No ISO granted pursuant to the Plan will be exercisable after 10 years from the date of grant. Each option will be exercisable pursuant to a vesting schedule to be determined by the Committee.

The Plan currently sets forth various expiration dates in the event of termination of employment by an optionee. Currently, the Plan provides that options generally will be exercisable for up to one year after termination of service as a result of disability or death, and for up to three months after all other terminations (except for terminations for "cause" (as defined in the Plan) in which case an option will immediately terminate). The terms of the Amended and Restated Plan will authorize the Committee to establish, at the date of grant, later expiration dates for expiration of options in such circumstances, provided that the Committee may not extend an option beyond the original term of such option. Expiration dates for options granted to non-employee Directors who cease to be directors will be established in the option agreements entered into at the date of grant of such options.

TRANSFERABILITY. No option will be assignable or otherwise transferable other than by will or the laws of descent and distribution and, during the optionee's lifetime, may be exercised only by the optionee.

AMENDMENT AND TERMINATION OF THE PLAN. The Plan may be modified, amended or terminated by the Board of Directors, except that shareholder approval is required for any amendment which (i) increases the number of shares subject to the Plan (other than in connection with certain automatic adjustments such as changes in capitalization); (ii) changes the class of employees who may be granted options; or (iii) makes a "material change" to the Plan. The Amended and Restated Plan will amend clause (iii) of the foregoing to require a shareholder vote whenever applicable law requires that a proposed amendment to the Plan receive shareholder approval.

ADJUSTMENT OF SHARES. In the event of any changes in the outstanding stock of Columbia by reason of stock dividends, stock splits, or any other increase or decrease in the number of shares of Columbia's common stock, the Committee, subject to any required action by the shareholders, shall make proportional adjustments in (i) the maximum number of shares subject to the Plan; (ii) the number of securities subject to any outstanding option; and (iii) the per share price of such securities.

CORPORATE TRANSACTION. In the event of a merger or consolidation or a sale of substantially all the assets or a liquidation or dissolution of Columbia, the Committee may, in certain circumstances and in its sole discretion, terminate all outstanding options after proper notice affording optionees a 60 day period in which to exercise their options.

FEDERAL INCOME TAX CONSEQUENCES

The federal income tax consequences to Columbia and to any person granted an option under the Plan under the existing applicable provisions of the Code and the regulations thereunder are substantially as follows:

NSOS. No income will be recognized by a participant upon the grant of NSO. On the exercise of an NSO, the optionee will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the shares acquired over the option price and Columbia will be allowed a deduction. Upon a later sale of those shares, the optionee will have short-term or long-term capital gain or loss, as the case may be in an amount equal to the difference between the amount realized on such sale and the tax basis of the shares sold. If payment of the option price is made entirely in cash, the tax basis of the shares will be equal to their fair market value on the exercise date (but not less than the option price), and the shares' holding period will begin on the day after the exercise date. If the optionee uses already-owned shares to exercise an option in whole or in part, the transaction will not be considered to be a taxable disposition of the already owned shares. The optionee's tax basis of the already-owned shares will be carried over to the equivalent number of shares received upon exercise. The tax basis of the additional shares received upon exercise will be the fair market value of the shares on the exercise date (but not less than the amount of cash, if any, used in payment), and the holding period for such additional shares will begin on the date after the exercise date.

Under Section 162(m) of the Code, certain compensation payments in excess of $1 million are subject to a limitation on deductibility for Columbia. The limitation on deductibility applies with respect to that portion of a compensation payment for a taxable year in excess of $1 million to either Columbia's Chief Executive Officer or any one of the other four most highly compensated executive officers. Certain performance-based compensation is not subject to the limitation on deductibility. Options can qualify for this performance-based exception, but only if they are granted at fair market value, the total number of shares that can be granted to an executive for any period is stated, and stockholder and Board approval is obtained. The Amended and Restated Plan has been drafted to allow compliance with those performance-based criteria.

ISOs. The same rules apply to an ISO that is exercised more than three months after the optionee's termination of employment (or more than twelve months thereafter in the case of permanent and total disability, as defined in the
Code). Upon the exercise of an ISO during employment or within three months after the optionee's termination of employment (or within twelve months thereafter in the case of permanent and total disability as defined in the
Code), for regular tax purposes the optionee will recognize no income at the time of exercise (although the optionee will have income for alternative minimum income tax purposes at that time as if the option were an ISO) and no deduction will be allowed to Columbia for federal income tax purposes in connection with the grant or exercise of the option. If the acquired shares are sold or exchanged after the later of (a) one year from the date of exercise of the option and (b) two years from the date of grant of the option, the difference between the amount realized by the optionee on that sale or exchange and the option price will be taxed to the optionee as a long-term capital gain or loss. If the shares are disposed of before such holding period requirements are satisfied, then the optionee will recognize taxable ordinary income in the year of disposition in an amount equal to the excess, on the date of exercise of the option, of the fair market value of the shares received over the option price paid (or generally, if less, the excess of the amount realized on the sale of the shares over the price), and the optionee will have capital gain or loss, long-term or short-term as the case may be, in an amount equal to the difference between (i) the amount realized by the optionee upon that disposition of the shares; and (ii) the option price paid by the optionee increased by the amount of ordinary income, if any, so recognized by the optionee.

OPTIONS GRANTED

Since options granted under the Plan are discretionary, Columbia cannot currently determine the number of options which will be issued pursuant to the Plan in the future. During 1996, options to purchase an aggregate of 43,150 shares at an average exercise price of $17.83 per share were granted under the Plan to all executive officers as a group; and options to purchase an aggregate of 17,375 shares at an average exercise price of $14.40 per share were granted to all other employees of Columbia or Columbia Bank as a group (including officers who are not executive officers). Of the options granted to executive officers in 1996, the grant to Mr. Espe to purchase 40,000 shares was in the form of a "premium stock option" whereby the options vest over a period of time at increasing prices. Specifically, these "premium options" vest at 10,000 shares per year. The initial grant price was the fair market value of the shares at the date of grant and that price will increase as to subsequently vesting options at the rate of $2 per share per year. Of the total options granted during 1996, options to purchase an aggregate of 47,000 shares were granted subject to shareholder approval of an amendment to the Plan increasing the number of shares available for issuance upon the exercise of options granted pursuant to the Plan. Options granted during 1996 to Columbia's Named Executives are set forth under "EXECUTIVE COMPENSATION -- Option Grants in 1996."

The Board of Directors recommends a vote "FOR" approval of the Amended and Restated Plan.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

On February 26, 1997, Columbia engaged Deloitte & Touche LLP as its principal independent accountant. Prior to Deloitte & Touche's engagement, Price Waterhouse LLP, independent certified public accountants, had served as the principal independent accountant for Columbia and rendered their report with respect to Columbia's financial statements for the year ended December 31, 1996. The recommendation to change accountants was made by management of Columbia and was approved by the Audit Committee and the Board of Directors.

In the two most recent fiscal years preceding the Board's actions, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Price Waterhouse's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Price Waterhouse's reports on Columbia's financial statements for such fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified in any respect. A representative of Price Waterhouse LLP is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions. Columbia does not anticipate that a representative of Deloitte & Touche LLP will be present at the Meeting.

                  INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders of Columbia, scheduled to be held on April 22, 1998, must be received by Columbia for inclusion in the Proxy Statement and form of Proxy relating to that meeting by November 14, 1997.

                                  OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting. However, if other matters should properly come before the Annual Meeting, it is the intention of the persons named in the Proxy to vote the Proxy in accordance with the recommendations of management on such matters.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY THEN WITHDRAW YOUR PROXY. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE.

                                    EXHIBIT A

                              AMENDED AND RESTATED
                                STOCK OPTION PLAN
                                       OF
                          COLUMBIA BANKING SYSTEM, INC.


                                     RECITAL

The original Employee Stock Option Plan (the "Plan") of First Federal Corporation, the predecessor to Columbia Banking System, Inc., was adopted by the Board of Directors and shareholders on August 2, 1988. The Plan was subsequently amended and approved by the Shareholders on July 19, 1993. The Plan is now being amended and restated, subject to shareholder approval, for the purpose of (1) expanding the eligibility provisions of the Plan to allow the grant of options to directors, as well as employees (by amending Section 5 and various other provisions governing participants in the Plan); (2) adding a definition of Director (by adding a new subsection 2(e) and renumbering the remainder of Section 2); (3) adding a definition of Nonqualified Stock Options (by adding a new subsection 2(h) and renumbering the remainder of Section 2);
(4) increasing the number of shares available for issuance under the Plan to 565,000 shares of Common Stock (by amending subsection 3(a)); (5) clarifying the qualifications of those able to serve on the Committee administering the Plan (by amending Section 4); (6) limiting the number of shares subject to grants of options to any participant in any one fiscal year in order to assure compliance with Section 162(m) of the Internal Revenue Code (by amending subsection 6(a));
(7) empowering the Committee to determine whether to accept consideration other than cash in connection with the exercise of an option (by amending subsection 6(b)); (8) clarifying that the Committee may approve cashless exercises of options (by amending subsection 6(d)); (9) allowing the Committee discretion to establish, at the date of grant, later expiration dates for options following an optionee's termination of employment or service (by amending subsection 6(e));
(10) clarifying the treatment of Nonqualified Stock Options following termination of employment (by amending subsection 6(g)); (11) modifying the shareholder approval requirement for Plan amendments so as to be consistent with recent changes in the securities laws (by amending subsection 8(a)(3)); and (12) implementing miscellaneous technical changes throughout the Plan.

In all other respects, this Amended and Restated Stock Option Plan is as adopted by the Board and approved by the shareholders on July 19, 1993.

                                      PLAN

1. Purpose of the Plan. The purpose of this Plan is to provide additional incentives to Employees and Directors of Columbia Banking System, Inc. and its present and future Subsidiaries, thereby helping to attract and retain the best available personnel for positions of responsibility with said corporations and otherwise promoting the success of the business activities of said corporations. It is intended that Options issued pursuant to this Plan shall constitute either "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code or nonqualified stock options.

2.    Definitions.  As used herein, the following definitions shall apply:

      a.    "Board" shall mean the Board of Directors of the Employer.

      b. "Common Stock" shall mean the Employer's no par value common stock.

      c. "Committee" shall mean the Board or the Committee appointed by the Board in accordance with subsection 4(a) of the Plan.

      d. "Continuous Status as an Employee" shall mean the absence of any interruption or termination of service as an Employee. Continuous Status as an Employee shall not be considered interrupted in the case of sick leave, military leave, or any other approved leave of absence.

      e. "Director" shall mean any person who has been elected or appointed as a member of the Board of Directors of the Employer and who occupied that position at the date an Option was granted to such person.

      f. "Employee" shall mean any person employed by the Employer or any Parent or Subsidiary of the Employer which now exists or is hereafter organized or is acquired by the Employer.

      g. "Employer" shall mean Columbia Banking System, Inc., a Washington corporation.

      h. "Nonqualified Stock Option" shall mean an Option other than an Incentive Stock Option.

      i. "Option" shall mean a stock option granted pursuant to the Plan. Options shall include both Incentive Stock Options under Section 422 of the Internal Revenue Code and Nonqualified Stock Options, as the context requires.

      j.    "Optioned Stock" shall mean the Common Stock subject to an Option.

      k. "Optionee" shall mean an Employee or Director who receives an Option.

      l.    "Plan" shall mean this Amended and Restated Stock Option Plan.

      m. "Parent" shall mean any corporation having a relationship with the Employer as described in Section 424(e) of the Internal Revenue Code.

      n. "Shareholder-Employee" shall mean an Employee who owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Employer or of any Parent or Subsidiary. For this purpose, the attribution of stock ownership rules provided in Section 424(d) of the Internal Revenue Code shall apply.

      o. "Subsidiary" shall mean any corporation having a relationship with the Employer as described in Section 424(f) of the Internal Revenue Code.

3.    Stock Subject to Options.

      a. Number of Shares Reserved. The maximum number of shares available pursuant to the Plan is 565,000 shares of the Common Stock of the Employer (subject to adjustment as provided in subsection 6(i) of the Plan). During the term of this Plan, the Employer will at all times reserve and keep available a sufficient number of shares of its Common Stock to satisfy the requirements of the Plan.

      b. Expired Options. If any outstanding Option expires or becomes unexercisable for any reason without having been exercised in full, the shares of Common Stock allocable to the unexercised portion of such Option shall again become available for other Options.

4.    Administration of the Plan.

      a. The Committee. The Plan shall be administered by the Board directly, acting as a Committee of the whole, or if the Board elects, by a separate Committee appointed by the Board for that purpose and consisting of at least three Board members. All references in the Plan to the "Committee" shall refer to such separate Committee, if any is established, or if none is then in existence, shall refer to the Board as a whole. Once appointed, any such Committee shall continue to serve until otherwise directed by the Board. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause), appoint new members in substitution there for, and fill vacancies however caused. In appointing members to such Committee, the Board shall consider whether to appoint individuals qualifying as (a) "outside directors," as such term is used in Section 162(m) of the Internal Revenue Code, and (b) "non-employee directors" as such term is used in Rule 16b-3 under the Securities

Exchange Act of 1934 (the "Exchange Act").


The Committee shall select one of its members as chairman, and shall hold meetings at such times and places as the chairman or a majority of the Committee may determine.

At least annually, the Committee shall present a written report to the Board indicating the persons to whom Options have been granted since the date of the last such report, and in each case the date or dates of Options granted, the number of shares optioned, and the Option price per share.

At all times, the Board shall have the power to remove all members of the Committee and thereafter to directly administer the Plan as a Committee of the whole.

      b. Powers of the Committee. Except for the terms and conditions explicitly set forth in the Plan, the Committee shall have the authority and discretion:

            (1) to determine the persons to whom Options are to be granted, the times of grant, and the number of shares to be represented by each Option;

            (2) to determine the Option price for the shares of Common Stock to be issued pursuant to each Option, subject to the provisions of subsection 6(b) of the Plan;

            (3) to determine all other terms and conditions of each Option granted under the Plan, which need not be identical;

            (4) to modify or amend the terms of any Option previously granted, or to grant substitute Options, subject to the provisions of subsections 6(l) and 6(m) of the Plan;

            (5)  to interpret the Plan;

            (6) to authorize any person or persons to execute and deliver Option agreements or to take any other actions deemed by the Committee to be necessary or appropriate to effectuate the grant of Options;

            (7) to make all other determinations and take all other actions which the Committee deems necessary or appropriate to administer the Plan in accordance with its terms and conditions.

All actions of the Committee shall be either by (i) a majority vote of the members of the full Committee at a meeting of the Committee, or (ii) by unanimous written consent of all members of the full Committee without a meeting thereof, or in such other manner as is authorized by Rule 16b-3 under the Exchange Act.

All decisions, determinations and interpretations of the Committee shall be final and binding upon all persons, including all Optionees and any other holders or persons interested in any Options, unless otherwise expressly determined by a vote of the majority of the entire Board. No member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Option.

5. Eligibility. Options may be granted only to Employees and Directors who the Committee, in its discretion, from time to time selects; provided that Directors who are not also Employees may not be granted Incentive Stock Options.

Granting of Options pursuant to the Plan shall be entirely discretionary with the Committee, and the adoption of this Plan shall not confer upon any person any right to receive any Option or Options pursuant to the Plan unless and until said Options are granted by the Committee, in its sole discretion. Neither the adoption of the Plan nor the granting of any Options pursuant to the Plan shall confer upon any Employee any right with respect to continuation of employment, nor shall the same interfere in any way with the Employee's right or with the right of the Employer or any Subsidiary to terminate the employment relationship at any time.

6. Terms and Conditions of Options. All Options granted pursuant to the Plan must be authorized by the Committee, and must be documented in written agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to all of the following terms and conditions, unless waived or modified by the Committee:

      a. Number of Shares; Annual Limitation. Each Option agreement shall state whether the Option is an Incentive Stock Option or a Nonqualified Stock Option and the number of shares subject to Option. Any number of Options may be granted to a single eligible person at any time and from time to time, except that (i) in the case of Incentive Stock Options, the aggregate fair market value (determined as of the time each Option is granted) of all shares of Common Stock with respect to which Incentive Stock Options become exercisable for the first time by an Employee in any one calendar year (under all incentive stock option plans of the Employer, its Parent and all of its Subsidiaries taken together) shall not exceed $100,000; and (ii) not more than 50,000 shares of Common Stock in the aggregate may be made subject to grants under the Plan to any participant in any one fiscal year.

      b. Option Price and Consideration. The Option price for the shares of Common Stock to be issued pursuant to the Option shall be such price as is determined by the Committee, but shall in no event be less than the fair market value of the Common Stock on the date of grant of the Option. In the case of an Incentive Stock Option granted to an Employee who, immediately before the grant of such Incentive Stock Option, is a Shareholder-Employee, the Incentive Stock Option price shall be at least 110% of the fair market value of the Common Stock on the date of grant of the Incentive Stock Option. The fair market value shall be determined by the Committee in its discretion; provided, however, that in the event that there is a public market for the Common Stock, the fair market value shall be the mean of the bid and asked prices of the Common Stock as of the date of grant as reported on the National Association of Securities Dealers Automatic Quotation System (NASDAQ), or, in the event the Common Stock is listed on a stock exchange, the fair market value shall be the closing price on the exchange as of the date of grant of the Option.

The Option price shall be payable either (i) in United States dollars upon exercise of the Option, or (ii) such other consideration of comparable value deemed to be acceptable by the Committee, including without limitation Common Stock of the Employer, services, or other property.

      c. Term of Option. No Incentive Stock Option granted pursuant to the Plan shall in any event be exercisable after the expiration of ten (10) years from the date such Option is granted, except that the term of an Incentive Stock Option granted to an Employee who, immediately before such Incentive Stock Option is granted, is a Shareholder-Employee shall be for not more than five (5) years from the date of grant thereof. Subject to the foregoing and other applicable provisions of the Plan including but not limited to subsection 6(e) herein, the term of each Option shall be determined by the Committee in its discretion.

      d. Manner of Exercise; Cashless Exercise. An Option shall be deemed to be exercised when written notice of exercise has been given to the Employer in accordance with the terms of the Option by the person entitled to exercise the Option, together with full payment for the shares of Common Stock subject to said notice. The Committee may, in its discretion, allow for the cashless exercise of an Option whereby an Optionee, subject to (i) the requirements of Rule 16b-3, Regulations of the Federal Reserve Board, federal income tax laws, and any other applicable laws, (ii) the terms of any written agreements executed in connection with the grant of any such Options, and (iii) any procedures and policies established from time to time by the Committee, can exercise an Option or a portion thereof without making a direct payment of the Option price to the Employer.

      e. Death of Optionee. In the event of the death of an Optionee who at the time of his death was an Employee and who had been in Continuous Status as an Employee since the date of grant of the Option, the Option shall terminate on the earlier of (1)(a) one year after the date of death of the Optionee or (b) such later date as may be set in the discretion of the Committee; or (2) the expiration date otherwise provided in the Option agreement, except that if the expiration date of an Option should occur during the 90-day period immediately following the Optionee's death, such Option shall terminate at the end of such 90-day period. The Option shall be exercisable at any time prior to such termination by the Optionee's estate, or by such person or persons who have acquired the right to exercise the Option by bequest or by inheritance or by reason of the death of the Optionee.

      f. Disability of Optionee. If an Optionee's status as an Employee is terminated at any time during the Option period by reason of a disability (within the meaning of Section 22(e) (3) of the Internal Revenue Code) and if said Optionee had been in Continuous Status as an Employee at all times between the date of grant of the Option and the termination of his status as an Employee, his Incentive Stock Option shall terminate on the earlier of (i) one year after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement.

      g. Termination of Status as an Employee. If an Optionee's status as an Employee is terminated at any time after the grant of his Option for any reason other than death or disability, as provided in subparagraphs (e) and (f) above, and not by reason of fraud or willful misconduct, as provided below:

            (1) His Incentive Stock Option shall terminate on the earlier of (i) the same day of the third month after the date of termination of his status as an Employee, or (ii) the expiration date otherwise provided in his Option agreement;

            (2) His Nonqualified Stock Option shall terminate on the expiration date as provided in his Option Agreement, or if no such expiration date is provided, then such Option shall terminate on the same day of the third month after the date of termination of his status as an Employee.

If an Optionee's status as an Employee is terminated at any time after the grant of his Option by reason of fraud or willful misconduct, then his Option shall terminate on the date of termination of his status as an Employee.

      h. Non-transferability of Options. No Option granted pursuant to the Plan may be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Optionee, only by the Optionee.

      i. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Employer, the number of shares of Common Stock covered by each outstanding Option, the number of shares of Common Stock available for grant of additional Options, and the price per share of Common Stock specified in each outstanding Option, shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from any stock split or other subdivision or consolidation of shares, the payment of any stock dividend (but only on the Common Stock) or any other increase or decrease in the number of such shares of Common Stock effected without receipt of consideration by the Employer; provided, however, that conversion of any convertible securities of the Employer shall not be deemed to have been "effected without receipt of consideration." Such adjustment shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive.

No Incentive Stock Option shall be adjusted by the Committee pursuant to this subparagraph 6(i) in a manner which causes the Incentive Stock Option to fail to continue to qualify as an incentive stock option within the meaning of Section 422 of the Internal Revenue Code.

Except as otherwise expressly provided in this subsection 6(i), no Optionee shall have any rights by reason of any stock split or the payment of any stock dividend or any other increase or decrease in the number of shares of Common Stock. Except as otherwise expressly provided in this subsection 6(i), any issue by the Employer of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect the number of shares or price of Common Stock subject to any Options, and no adjustments in Options shall be made by reason thereof. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Employer to make adjustments, reclassifications, reorganizations or changes of its capital or business structure.

      j. Date of Grant of Option. The date of grant of an Option shall, for all purposes, be the date on which the Committee makes the determination granting such Option. Said date of grant shall be specified in the Option agreement.

      k. Conditions Upon Issuance of Shares. Shares of Common Stock shall not be issued with respect to an Option granted under the Plan unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Employer with respect to such compliance.


As a condition to the exercise of an Option, the Employer may require the person exercising such Option to represent and warrant at the time of exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such Common Stock if, in the opinion of counsel for the Employer, such a representation is required by any of the aforementioned relevant provisions of law.


      l. Merger, Sale of Assets, Etc. Except as otherwise provided in the written agreement that evidences an Option, in the event of the merger or other reorganization of the Employer with or into any other corporation, or in the event of a proposed sale of substantially all of the assets of the Employer, or in the event of a proposed dissolution or liquidation of the Employer, (i) all outstanding and unexercised Options shall become immediately exercisable, and
(ii) such Options shall either be assumed by the successor corporation, or parent thereof, in the reorganization transaction described above or be replaced with a comparable award for the purchase of shares of the capital stock of the successor corporation, except that if such Options are not so assumed or replaced, then (iii) the Committee may, in the exercise of its sole discretion, terminate all outstanding Options as of a date fixed by the Committee which may be sooner than the originally stated option term. The Committee shall notify each Optionee of such action in writing not less than sixty (60) days prior to the termination date fixed by the Committee, and each Optionee shall have the right to exercise his Option to and including said termination date.


      m. Substitute Stock Options. In connection with the acquisition or proposed acquisition by the Employer or any Subsidiary, whether by merger, acquisition of stock or assets, or other reorganization transaction, of a business any employees of which have been granted Incentive Stock Options, the Committee is authorized to issue, in substitution of any such unexercised stock option, a new Option under this Plan which confers upon the Optionee substantially the same benefits as the old option; provided, however, that the issuance of any new Option for an old Incentive Stock Option shall satisfy the requirements of Section 424(a) of the Internal Revenue Code.


      n. Tax Compliance. The Employer, in its sole discretion, may take any actions reasonably believed by it to be required to comply with any local, state, or federal tax laws relating to the reporting or withholding of taxes attributable to the grant or exercise of any Option or the disposition of any shares of Common Stock issued upon exercise of an Option, including, but not limited to, (i) withholding from any person exercising an Option a number of shares of Common Stock having a fair market value equal to the amount required to be withheld by Employer under applicable tax laws, and (ii) withholding from any form of compensation or other amount due an Optionee or holder of shares of Common Stock issued upon exercise of an Option any amount required to be withheld by Employer under applicable tax laws. Withholding or reporting shall be considered required for purposes of this subparagraph if any tax deduction or other favorable tax treatment available to Employer is conditioned upon such reporting or withholding.


      o. Other Provisions. Option agreements executed pursuant to the Plan may contain such other provisions as the Committee shall deem advisable, provided in the case of Incentive Stock Options that the provisions are not inconsistent with the provisions of Section 422(b) of the Internal Revenue Code or with any of the other terms and conditions of this Plan.


      p. Director Options. Notwithstanding the terms and conditions set forth above in this section 6, (i) no Director who is not also an Employee shall be granted an Incentive Stock Option, and (ii) Non-Qualified Stock Options granted to a Director who ceases to be a member of the Board of Employer or any Subsidiary shall be exercisable on such terms and conditions as the Committee shall determine.

7. Term of the Plan. The Plan shall become effective on the earlier of (a) the date of adoption of the Plan by the Board; or (b) the date of shareholder approval of the Plan as provided in Section 9 of the Plan. Unless sooner terminated as provided in subsection 8(a) of the Plan, the Plan shall terminate on the tenth anniversary of its effective date. Options may be granted at any time after the effective date and prior to the date of termination of the Plan.


8.    Amendment or Early Termination of the Plan.


      a. Amendment or Early Termination. The Board may terminate the Plan at any time. The Board may amend the Plan at any time and from time to time in such respects as the Board may deem advisable, except that, without approval of the holders of a majority of the outstanding shares of the Common Stock, no such revision or amendment shall:


            (1) increase the number of shares of Common Stock subject to the Plan other than in connection with an adjustment under subsection 6(i) of the Plan; or

            (2) change the designation of the class of persons eligible to be granted Options, as provided in Section 5 of the Plan; or

            (3) make any amendments to the Plan which would require shareholder approval under any applicable law or regulation.


      b. Effect of Amendment or Termination. No amendment or termination of the Plan shall affect Options granted prior to such amendment or termination, and all such Options shall remain in full force and effect notwithstanding such amendment or termination.

9. Shareholder Approval. The Plan, as amended and restated, shall be subject to approval by a majority of the outstanding shares of Common Stock of the Employer present and entitled to vote at a duly convened meeting of the shareholders of the Employer.





                             CERTIFICATE OF ADOPTION

I certify that the foregoing Plan was adopted by the Board of Directors of Columbia Banking System, Inc., effective as of February 26, 1997, and approved by the shareholders of Columbia Banking System, Inc. on

---------------------.



                                    -------------------------------
                                    Secretary

                         COLUMBIA BANKING SYSTEM, INC.
                    PROXY FOR ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1997

                    THIS PROXY IS SOLICITED ON BEHALF OF THE
                             BOARD OF DIRECTORS OF
                         COLUMBIA BANKING SYSTEM, INC.


                       PLEASE SIGN AND RETURN IMMEDIATELY
                       ----------------------------------

        The undersigned shareholder of COLUMBIA BANKING SYSTEM, INC. ("Columbia") hereby nominates, constitutes and appoints A.G. Espe, J. James Gallagher and W.W. Philip and each of them (with full power to act alone), the true and lawful attorneys and proxies, each with full power of substitution, for me and in my name, place and stead, to act and vote all the common stock of Columbia standing in my name and on its books on February 28, 1997 at the Annual Meeting of Shareholders to be held at the Sheraton Tacoma Hotel, Tacoma, Washington, on April 23, 1997, at 1:00 p.m., and at any adjournment thereof, with all the powers the undersigned would possess if personally present, as follows:

1. ELECTION OF DIRECTORS. A proposal to elect as directors the persons listed below to serve until the 1998 Annual Meeting of Shareholders or until their successors are duly elected and qualified.

        [ ] FOR all nominees listed             [ ] WITHHOLD AUTHORITY
            below TO VOTE for all nominees listed below (in the manner described below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through the nominee's name listed below.


        W. Barry Connoley, Richard S. DeVine, A.G Espe, Jack Fabulich, Jonathan Fine, John P. Folsom, Margel S. Gallagher, John A. Halleran, William W. Philip, John H. Powell, Robert E. Quoidbach, Donald Rodman, Frank H. Russell, Sidney R. Snyder, James M. Will, Jr.

2. APPROVAL OF AMENDED AND RESTATED STOCK OPTION PLAN. A proposal to approve Columbia's Stock Option Plan, as amended and restated.

                [ ] FOR         [ ] AGAINST         [ ] ABSTAIN

                   COLUMBIA BANKING SYSTEM 1996 ANNUAL REPORT

                                  [4 GRAPHICS]

                            COLUMBIA BANKING SYSTEM

                               1996 ANNUAL REPORT

                                  [2 GRAPHICS]

PROFILE

Columbia Banking System, Inc. is a Tacoma, Washington-based bank holding company which operates Columbia Bank, a state-chartered full-service commercial bank with 17 banking offices in Pierce, King and Cowlitz counties. The cornerstone of Columbia Bank's approach to banking is a return to friendly, old-fashioned banking, coupled with modern convenience and technology. Columbia Bank is a local bank, strongly committed to its customers and the communities it serves. Columbia Banking System trades on The Nasdaq Stock Market under the symbol COLB.

Columbia Banking System achieved record results in 1996, thanks to a balanced combination of strategy, skill, and opportunity. With growing assets, a commitment to earn our customers' loyalty every day, and a market that continues to benefit from the vacuum created by industry consolidation, 1997 represents the opportunity for continued profitable growth.

                                    CONTENTS

                     2               1996
                    16               letter to shareholders
                    19               financial review
                    64               corporate directory
                    65               shareholder information
                    66               branch locations

[Graphic display of the total assets of Columbia Banking System, Inc. at December 31, 1996]


                                  $588,916,000
record growth


A MAJOR MILESTONE.



           MEASURES
38.9%      average annual growth rate for total assets, 1992 - 1996

39.0%      average annual growth rate for total loans, 1992-1996

43.4%      average annual growth rate for total deposits, 1992-1996


Think of it as more than a measure of success. Think of it as a measure of just how much customers have come to value our personal approach to banking. In 1996 we crossed the one half-billion dollar mark in assets, increasing 38.5% from one year ago. And we believe that there is plenty of room to grow.

people and places


BANKS AROUND BANKERS.


          MEASURES
15        years average in-market experience for our loan officers
14        years average in-market experience for our branch managers
17        branches total, up from 13 in 1995


It's simple. Banks are best managed by bankers. We build our branch network by first finding the right banker for the market, and then building around their experience, skills and relationships with customers and the community. And it works. After all, wouldn't you rather do business with a banker you know?

[Photograph of four bank employees symbolizing the narrative on the preceeding page #4]

[Graphic display of the side profile of a human head symbolizing the narrative on page #7] complete service


CUSTOMERS FIRST.


SERVICES


    - Columbia Financial Services - investing through a third party broker-dealer relationship

    - Pronto - delivers mortgage closings within 10 days or less in most cases

    - Save For America(TM) - government endorsed savings program for students

Too often technology is being used to dehumanize banking and to keep contact with customers to a minimum. While we're just as technologically sophisticated as any other bank, we use technology to enhance our customer relationships, not to replace them. In other words, we give our customers the best of both worlds.

customer focus


ALL TOGETHER NOW.


FOCUS


We are committed to our customers and our communities, offering a return to friendly, old-fashioned banking, in addition to providing our customers with all the modern conveniences and technology of banking today.

At Columbia, banking is what banking was. People who listen and respond. Who work with our customers and see them as individuals instead of mere numbers. This approach may be the single biggest reason for our record-setting growth. Because, when you treat people as individuals, the word gets around.

Photograph of two sets of hands working together raising an American flag up a flag pole symbolizing the narrative on the preceding page #8.

Graphic display of the mathematical function of "6 times" symbolizing the narrative on page #11.

high performance


WAY ABOVE AVERAGE.


                MEASURES
31.3%           Total asset growth vs. 4.6% industry average*
27.6%           Total loan growth vs. 6.7% industry average*
33.4%           Total deposit growth vs. 4.2% industry average*
    *           Average based on all FDIC-insured institutions, 9-95 through
                9-96

Not only compared to the county, or the state or the region. Compared to all the FDIC-insured institutions, everywhere in the country. Our balance sheet growth outpaced the industry average by an average of six times based on above measures, while non-performing loans reached an all time low of 0.39 percent.

continued growth

THE TIME IS NOW.

                MEASURES
  29.8%         increase in net income
  26.3%         increase in loans
  36.3%         increase in deposits

Combine our strategy, performance, skill and dedication to customers with a marketplace that is looking for a better way to bank in the aftermath of industry consolidation, and our window for growth is wide open. And that is where our focus remains: making the most of our business and our opportunity.

Photograph of an eight-pane window with a view of blue sky and clouds symbolizing the narrative on the preceding page #12 financial charts

December 31,
(dollars in
thousands)          1992          1993          1994           1995           1996
------------        ----          ----          ----           ----           ----
Assets             158,694       235,944       319,072       $425,206       $588,916
Loans              120,797       181,016       268,996       $353,093       $446,095
Deposits           118,014       165,339       268,692       $361,875       $493,222

consolidated highlights

-------------------------------------------------------------------------------------------------
       DOLLARS IN THOUSANDS                                                          PERCENT
   EXCEPT PER SHARE AMOUNTS                       1996               1995             CHANGE
-------------------------------------------------------------------------------------------------
For the Year
Net interest income                           $    20,544        $    16,561               24.1%
Provision for loan losses                           1,420              1,250               13.6
Net income                                          3,577              2,755               29.8
Net income excluding SAIF
   special assessment                               4,189                                  52.1

Per Share:
Net income                                           0.93               0.79               17.7
Net income excluding SAIF
   special assessment                                1.09                                  38.0
Fully diluted net income                             0.92               0.79               16.5
Fully diluted net income excluding
   SAIF special assessment                           1.07                                  35.4
Book value                                          11.37               9.76               16.5

At Year-end
Assets                                            588,916            425,206               38.5
Loans                                             446,095            353,093               26.3
Deposits                                          493,222            361,875               36.3
Shareholders' equity                               58,960             31,967               84.4

Number of full-time
   equivalent employees                               247                201               22.9
Number of banking offices                              16                 13               23.1

Financial Ratios
Net interest margin                                  4.48%              4.78%
Return on average assets                             0.73               0.74
Return on average assets excluding SAIF
   special assessment                                0.86
Return on average equity                             9.68               9.25
Return on average equity excluding SAIF
   special assessment                               11.34
Average equity to average assets                     7.55               7.95
Risk-based capital ratios:
   Tier I capital                                   12.81               9.10
   Total capital                                    13.79              10.95
Leverage ratio                                      10.62               7.72


                         COLUMBIA BANKING SYSTEM, INC.
                                    PAGE 15.

TO OUR SHAREHOLDERS

Over the past several years, your Company has grown substantially while pursuing aggressive strategies. We have focused on the rapid expansion of Columbia Bank in order to establish a competitive presence in our markets. In the process, we have experienced growth rates well above-average for the banking industry, and have achieved strong earnings momentum.

In 1996, our achievements were the result of successful implementation of our business plan. Continuing to build your Company's solid foundation while increasing the value of your investment remains our top priority.

         We sought to keep pace with market demand in 1996 through ongoing development of our branch network, now numbering 17 branches in 3 counties. Accordingly, Columbia Banking System's asset size has tripled since opening the Tacoma Main Office in August 1993, entirely the result of internal growth. Surpassing one-half billion dollars in total assets during the third quarter of 1996 marked an important milestone. This measure of success was realized earlier than we had originally anticipated. As of December 31, 1996, your Company's assets totaled $588.9 million.

         Our capital position supports our plan for continued growth. Completion of a secondary equity offering of 1,445,000 shares of common stock during the fourth quarter resulted in net proceeds of approximately $21 million. Of this amount, $10 million was contributed to the capital of Columbia Bank to finance further expansion in Pierce County, and, over the next several years, north into King County and south into Thurston County. Additionally, $3 million was used to repay a borrowing, and $8 million will be used for general corporate purposes.

         As your Company grows in size, we are also pleased to report consistent growth in earnings, in spite of major investments in our expansion. Net income for 1996 was $3.6 million, a 30% increase from $2.8 million for 1995. On a per share basis, earnings were $0.93 for 1996 compared with $0.79 for 1995. In the third quarter, federal legislation designed to recapitalize the Savings Association Insurance Fund (SAIF) resulted in a one-time charge to earnings. If not for this SAIF special assessment, 1996 net income would have been $4.2 million, or $1.09 per share, up 52% from the prior year.

          Our approach to the business of banking is what sets us apart from our competitors. We believe that banking is a people business. This philosophy is what drives our organization, from back-room operations to front-line management, and it is what sets us apart from the mega-bank mentality. Our strategy is to provide our customers with the sophisticated systems and products of a regional bank while offering the superior service of a locally-managed community bank. Relationship banking and personal attention to detail make the difference.

         There are a number of factors influencing the successful implementation of our strategy. First of all, Columbia Bank's knowledgeable management team has considerable depth of experience: the average banking experience in market is 15 years for our loan officers and 14 years for our branch officers. Secondly, potential expansion opportunities are determined by our ability to hire the right banker to serve each community. We call it "building banks around bankers." The right people working together as a team is paramount to our rapid accumulation of loans and deposits and timely capture of market share.

         Additionally, we're benefiting from a market supportive of our banking style. Well-received in the areas in which we operate, we provide an alternative to the impersonal out-of-state financial institutions dominating western Washington's banking industry. We appeal to customers disillusioned by large-scale bank consolidations and the inconveniences associated with computer conversions, product changes and staff turnover. Our decentralized management system gives us the flexibility to provide prompt, local decision-making and to manage customer relationships with a superior quality of service.

         Although we have grown rapidly, we remain focused on maintaining sound asset quality while building a diversified loan portfolio. In 1996, we deemphasized commercial real estate lending activity in order to lessen our risk profile and to concentrate on meeting strong demand for lower-risk commercial business loans. We are also in the process of selling our VISA(R) credit card loans which will devote more resources to our commercial portfolio.

         Our future plans involve continued expansion in Pierce County and gradually north and south along the I-5 corridor in western Washington (see map on page 66). Having just opened a second Bellevue branch in February, and a new branch in Kent later this month, both in King County, we expect to open our Westgate office in north Tacoma later this year, and we have regulatory approval for branches in the Stadium and Lincoln districts of Tacoma.

         With a strong, well-diversified economy, Washington ranks among the top ten states in the nation in terms of both population and job growth. In accordance with our growth objectives for Columbia Bank, the Puget Sound Region made up of Pierce, King and Thurston counties is projected to expand at nearly twice the national rate through the end of this century.

         An important factor to our competitive position is our commitment to technological advancement while keeping our primary focus on the personal aspects of banking. Our product and service mix matches that of most multi-state financial institutions. However, more and more we're seeing an industry trend toward automation which is replacing front-line people. Our customers like to work with people, but they also like to have the choice of up-to-date products, systems, services and conveniences. We'll continue to provide both because that's what customers want.

         We note with sadness the passing of Columbia Banking System Director Emeritus Stanley B. Rose in July 1996. As one of your Company's original Board members, Mr. Rose was a staunch supporter of this organization since its beginning. He will be greatly missed.

         In closing, it is our distinctive business style and our prospects for ongoing growth which reinforce the value of Columbia Banking System. 1996 was a great year, and we're meeting future challenges with the same enthusiasm and energy that has created strong performance so far. We thank our employees, shareholders and customers, all of whom have contributed to our success.


              [Photograph of Chairman and Chief Executive Officer,
         A. G. Espe sitting, and President and Chief Operating Officer,
                             W. W. Phillip Standing]

                  /s/ W. W. Philip                 /s/ A. G. Espe
                  ------------------             ---------------------


                  W. W. PHILIP                   A. G. ESPE
                  President and                  Chairman and
                  Chief Operating Officer        Chief Executive Officer



                                  MARCH 1, 1997



                                    Page 18.

financial review

                 20   management discussion and analysis of financial condition
                      and results of operations
                 34   report of management
                 35   report of independent accountants



audited financial statements

                 36   consolidated statements of operations
                 38   consolidated balance sheets
                 40   consolidated statements of shareholders' equity
                 42   consolidated statements of cash flows
                 44   notes to consolidated financial statements


supplemental financial data (unaudited)

                 59   summary of quarterly financial information
                 60   consolidated five-year statements of operations
                 62   consolidated five-year summary of average balances and net interest revenue
management discussion and analysis of financial condition and results of operations


This discussion should be read in conjunction with the consolidated financial statements of Columbia Banking System, Inc. (the "Company") and notes thereto presented elsewhere in this report. In the following discussion, unless otherwise noted, references to increases or decreases in average balances in items of income and expense for a particular period and balances at a particular date refer to the comparison with corresponding amounts for the period or date one year earlier.

Overview

Columbia Banking System, Inc., a Washington corporation, is a registered bank holding company whose wholly owned subsidiary, Columbia State Bank ("Columbia Bank"), conducts a full-service commercial banking business. Headquartered in Tacoma, Washington, the Company serves small and medium-sized businesses, professionals and other individuals through 16 banking offices located in the Tacoma metropolitan area and contiguous parts of the Puget Sound region of Washington, as well as the Longview and Woodland communities in southwestern Washington. At December 31, 1996, based on total assets of $588.9 million, the Company was the largest publicly traded bank holding company headquartered in Washington engaged primarily in commercial banking.

          In 1993, the Company reorganized in preparation for its aggressive expansion in Tacoma-Pierce County, and raised approximately $17.2 million in net proceeds in a public offering of common stock. Columbia Bank then began a rapid expansion in order to take advantage of opportunities resulting from increased consolidation of banks in the Company's principal market area, primarily through acquisitions by out-of-state holding companies, and the resulting dislocation of customers. Management believes this industry consolidation has created significant gaps in the ability of large banks operating in Washington to serve certain customers, particularly the Company's target customer base of small and medium-sized businesses, professionals and other individuals.

         The business strategy of the Company is to provide its customers with the financial sophistication and breadth of products of a regional bank while retaining the appeal and service level of a community bank. Management believes that as a result of the Company's strong commitment to highly personalized relationship-oriented customer service, its varied products, its strategic branch locations and the long-standing community presence of its managers, lending officers and branch personnel, it is well positioned to attract new customers and to increase its market share of loans and deposits.

         Since its reorganization, the Company has experienced rapid growth and has greatly expanded its commercial lending activities. The Company has grown from four banking offices at January 1, 1993 to its present sixteen banking offices, and currently has regulatory approval to open four additional banking offices. From January 1, 1993 to December 31, 1996, the Company increased its consolidated assets from $158.7 million to $588.9 million, its loans from $120.8 million to $446.1 million and its deposits from $118.0 million to $493.2 million. While experiencing this growth, the Company's asset quality, measured by total nonperforming assets as a percentage of total assets, has improved. At December 31, 1996, the Company's nonperforming assets constituted 0.39% of total assets, as compared to 0.89%, 1.17%, and 2.13% at December 31, 1995, 1994 and 1993, respectively. Although the Company incurred anticipated losses in the four quarters


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 20.

following its 1993 reorganization, the Company has been profitable in each of the last ten consecutive quarters beginning with the third quarter 1994.

         The Company's goal is to create, over the next several years, a well-capitalized, customer focused, Pacific Northwest commercial banking institution with a significant presence in selected markets and total assets in excess of $1.0 billion. The Company intends to effect this growth strategy through a combination of growth at existing branch offices, new branch openings (coupled with the hiring of an experienced branch manager and/or lending officer with strong community ties and banking relationships) and acquisitions. In particular, the Company anticipates continued expansion in Pierce County, north into King County (the location of Seattle and Bellevue) and south into Thurston County (the location of the state capital, Olympia). In order to fund its commercial and consumer lending activities and to allow for increased contact with customers, the Company is establishing a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings. The Company believes this mix of funding sources will enable it to expand its commercial lending activities rapidly while attracting a stable core deposit base.

         In order to support its growth strategy, without compromising its personalized banking approach or its commitment to asset quality, the Company has made significant investments in experienced branch, lending and administrative personnel and has incurred significant costs related to branch expansion. Although the Company's expense ratios have improved since 1993, management anticipates that the ratios will remain relatively high by industry standards for the foreseeable future due to the Company's aggressive growth and emphasis on convenience and personal service.

         The economy of the Company's principal market area, while primarily dependent upon aerospace, foreign trade and natural resources, including agriculture and timber, has become more diversified over the past decade as a result of the success of software companies such as Microsoft and the establishment of numerous research and biotechnology firms. The economies of Washington and the Puget Sound region generally have experienced moderate growth and stability in recent years. Pierce County is projected to have the strongest economic performance in the Puget Sound region through 1999 according to the Puget Sound Economic Forecaster, a regional publication providing economic forecasts and commentary. According to the same publication, the greater Puget Sound economy is projected to expand at nearly twice the national rate for the years 1997 through 1999.

         In November and December 1996, the Company issued 1.445 million shares of common stock in a public offering, raising approximately $20.7 million in new capital. The Company contributed approximately $10.0 million of these proceeds to Columbia Bank primarily to fund additional expansion in Pierce County, and, over the next several years, into south King and Thurston Counties. The remainder was used to repay a $3.0 million borrowing and for general corporate purposes.

         In November of 1996, the Gig Harbor branch moved into a new, permanent, full service facility. During the second quarter of 1996 a new branch in Spanaway opened in a temporary facility. Also, in September and December, two new branches were opened in Puyallup and Edgewood/Milton. Columbia Bank has opened 12 branch locations since beginning its major Pierce County expansion in August 1993, and the Company currently has regulatory approval to open three additional branches in Pierce County and one in King County. During 1997, the Company anticipates the establishment of new branches and the relocation of the Spanaway branch from a temporary to a permanent facility. New branches normally do not contribute to net income for many months after opening.

         In addition to the ongoing expansion of its branch network, the Company has added new products and services to give its customers more banking options and to keep current with industry trends and technology. During the second quarter of 1996, Columbia Bank introduced "Columbia Free Checking," with no monthly fee, no minimum balance, no per-check charges and free use of any ATM in Washington state (exclusive of surcharges assessed by other financial institutions). Columbia Bank also launched "Columbia Financial Services," an alternative investments department which makes available mutual funds, annuities, and other investment products through a contractual arrangement with PrimeVest Financial Services, Inc.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 21.

Results of Operations

The results of operations of the Company are dependent to a large degree on the Company's net interest income. The Company also generates noninterest income through service charges and fees and income from mortgage banking operations. The Company's operating expenses consist primarily of compensation and employee benefit expense and occupancy expense. Like most financial institutions, the Company's interest income and cost of funds are affected significantly by general economic conditions, particularly changes in market interest rates, and by government policies and actions of regulatory authorities.

         For 1996, the Company recorded net income of $3.6 million, compared with net income of $2.8 million in 1995 and a net loss of $614,000 in 1994. Net income per share amounted to $0.93 in 1996, compared with $0.79 per share in 1995 and a net loss per share of $0.18 in 1994. Excluding a one-time special assessment on SAIF-insured deposits of $612,000 recorded in the third quarter of 1996, (see Note 15 to consolidated financial statements), net income for 1996 would have been $4.2 million, or $1.09 per share. The increase in net income in 1996 was primarily due to increased revenue from continued loan and deposit growth. Additionally, the Company continued to benefit from utilization of its net operating loss carryforwards for federal income tax purposes and therefore, the Company had no federal income tax provision for the year ended December 31, 1996. Had earnings been fully taxable, net income would have been $2.4 million, or $0.61 per share.

Net Interest Income

Net interest income increased $4.0 million, or 24%, in 1996 compared with $5.0 million, or 43%, in 1995. The 1996 increase in net interest income was largely due to the overall growth of the Company. Net interest income was favorably affected by average interest-earning assets increasing more rapidly than average interest-bearing liabilities, with the difference funded by noninterest-bearing deposits and shareholders' equity. Average interest-earning assets increased $111.4 million and $91.8 million in 1996 and 1995, respectively, while average interest-bearing liabilities increased only $87.9 million and $77.7 million, respectively.

         Net interest margin (net interest income divided by average interest-earning assets) decreased to 4.48% for 1996, compared with 4.78% in 1995 and 4.54% in 1994. The decrease in net interest margin was primarily the result of reduced spreads on earning assets. While interest-earning assets grew during fiscal year 1996, the average yield on interest-earning assets decreased to 8.53%, from 9.15% in fiscal year 1995. In comparison, the average cost of interest-bearing liabilities decreased to 4.77% in 1996, from 5.05% in 1995. The decrease in net interest margin was primarily due to lower yields obtained on loans as a result of a planned change in loan mix from higher yielding commercial real estate loans to high quality but lower yielding commercial loans, and to increased competition in the Company's market area. Also affecting net interest margin was a one-time adjustment to the amortization of deferred loan origination fees during the third quarter of 1996, amounting to approximately $100,000.

Provision for Loan Losses

For the years ended December 31, 1996, 1995 and 1994, net loan charge-offs amounted to $664,000, $213,000 and $281,000, respectively. The Company's provision for loan losses was $1.4 million for 1996, compared with $1.3 million for 1995 and $1.0 million for 1994. During 1996, the allowance for loan losses increased by $756,000 to 1.01% of loans (excluding loans held for sale) at December 31, 1996 as compared with 1.06% and 1.01% of loans at December 31, 1995 and 1994, respectively.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 22.

Noninterest Income

Total noninterest income increased $1.3 million, or 33.0% in 1996, and $995,000, or 33.2% in 1995. Increases in noninterest income during 1996 were made up of account service charges, bank card revenue, and mortgage banking income.

Noninterest Expense

Excluding the SAIF special assessment during the third quarter, total noninterest expense increased $3.7 million, or 22.3%, in 1996, and $2.5 million, or 17.9% in 1995. The increase was primarily due to personnel and occupancy costs associated with the Company's expansion as well as bank card, data processing and other expenses. Total noninterest expense was 78.3% of adjusted revenue (the sum of net interest income plus noninterest income, less nonrecurring items) for 1996 compared with 80.5% and 96.3% for 1995 and 1994, respectively. The portion of compensation expense related to loan originations is deferred and deducted from interest income over the life of the related loans. Other categories of expense are volume driven and reflect the Company's rapid growth. Total noninterest expense for the Company is expected to decline in relation to revenues as the Company's asset base grows. Regulatory assessments increased $612,000 in the third quarter of 1996 due to a one-time special assessment, required by recently enacted legislation, to recapitalize the SAIF fund of the FDIC (see Note 15 to consolidated financial statements). Management is currently evaluating a proposed sale of Columbia Bank's credit card portfolio which, if consummated, will result in a one-time gain. The sale of the bank card business is not expected to have a material effect on results of operations in future periods.

    Set forth below is a schedule showing additional detail concerning increases and decreases in the Company's noninterest expense.

           in thousands                               Increase/                     Increase/
year ended December 31,                   1996       (Decrease)        1995        (Decrease)        1994
                                        --------      --------       --------       --------       --------
Compensation and employee benefits      $ 10,737      $  2,310       $  8,427       $  1,339       $  7,088
   Less: loan origination costs            2,300         1,212          1,088            219            869
Net compensation and
   employee benefits (as reported)         8,437         1,098          7,339          1,120          6,219
Occupancy                                  3,388           543          2,845             43          2,802
Professional services                        574           138            436              9            427
Advertising and promotion                    772           138            634            126            508
Printing and supplies                        414            39            375            (22)           397
Regulatory assessments                       323          (159)           482              7            475
Data processing                              807           192            615            152            463
Gains on real estate owned                                 400           (400)           (86)          (314)
Telephone and network                        338            67            271            (49)           320
Postage and delivery                         297            74            223             76            147
ATM network                                  176           125             51            (21)            72
Bank card                                  1,473           454          1,019            346            673
Taxes, licenses and fees                     659           (52)           711            386            325
Other                                      2,585           639          1,946            424          1,522
SAIF special assessment                      612           612
                                        --------      --------       --------       --------       --------
      Total noninterest expense         $ 20,855      $  4,308       $ 16,547       $  2,511       $ 14,036
                                        ========      ========       ========       ========       ========

    In February 1996, the Company recorded a loss of $41,000 on the sale of its only "real estate owned" property. Also, in March 1996, the Company recorded a loss of $38,000 on a branch real estate transaction. In June 1996, the Company wrote off $135,000 due to the abandonment of a potential branch site.


                         COLUMBIA BANKING SYSTEM, INC.

Lending Activities

The Company originates a wide variety of loans. Consistent with the trend begun in 1993, the Company continues to increase commercial business loans as a percentage of its total loan portfolio. The Company also emphasizes its private banking services to high income and high net worth individuals.

Loan Portfolio

The following table sets forth at the dates indicated the Company's loan portfolio by type of loan:

in thousands                                                   % of                             % of
December 31,                                   1996            Total            1995            Total
                                             ---------       ---------        ---------       ---------
Commercial business                          $ 169,318            38.0%       $ 113,775            32.2%
Real estate:
   One- to four-family residential              67,709            15.1           67,991            19.3
   Five or more family residential
      and commercial properties                128,803            28.9           97,103            27.5
                                             ---------       ---------        ---------       ---------
         Total real estate                     196,512            44.0          165,094            46.8
Real estate construction:
   One- to four-family residential              21,380             4.8           22,741             6.5
   Five or more family residential
      and commercial properties                 10,680             2.4            8,884             2.5
                                             ---------       ---------        ---------       ---------
         Total real estate construction         32,060             7.2           31,625             9.0
Consumer                                        48,807            10.9           43,343            12.2
                                             ---------       ---------        ---------       ---------
   Subtotal                                    446,697           100.1          353,837           100.2
Less deferred loan fees and other                 (602)           (0.1)            (744)           (0.2)
                                             ---------       ---------        ---------       ---------
   Total loans                               $ 446,095           100.0%       $ 353,093           100.0%
                                             =========       =========        =========       =========
Loans held for sale                          $  11,341                        $   1,367
                                             =========       =========        =========       =========

Total loans at year end increased $93.0 million, or 26.3%, from year end 1995. All loan categories except for one-to four-family loans contributed significantly to the increase.

Commercial and Private Banking Lending

Commercial loans increased to $169.3 million at December 31, 1996, representing 38.0% of total loans, from $113.8 million at December 31, 1995. This increase reflects management's commitment to provide competitive commercial lending in the Company's primary market area. The Company expects to continue to expand


                         COLUMBIA BANKING SYSTEM, INC.

its commercial lending products and emphasize, in particular, its relationship banking with businesses, business owners and professional individuals.

Real Estate Lending

One- to Four-Family Residential Real Estate Lending Residential one- to four-family loans amounted to $67.7 million at December 31, 1996, representing 15.1% of total loans, compared with $68.0 million at December 31, 1995. These loans are used by the Company to collateralize advances from the Federal Home Loan Bank of Seattle (the "FHLB"). The Company's underwriting standards require that one- to four-family portfolio loans generally be owner-occupied and that loan amounts not exceed 80% (90% with private mortgage insurance) of the appraised value or cost, whichever is lower, of the underlying collateral at origination. Generally, management's policy is to originate for sale to third parties residential loans secured by properties located within the Company's primary market areas.

Multi-family and Commercial Real Estate Lending The Company makes multi-family and commercial real estate loans in its primary market areas. Multi-family and commercial real estate lending increased to $128.8 million at December 31, 1996, representing 28.9% of total loans, from $97.1 million at December 31, 1995. The Company's underwriting standards generally require that the loan-to-value ratio for multi-family and commercial loans not exceed 75% of appraised value or cost, whichever is lower, and that commercial properties maintain debt coverage ratios (net operating income divided by annual debt servicing) of 1.2 or better.

Construction Loans

The Company originates one- to four-family residential construction loans for the construction of custom homes (where the home buyer is the borrower) and provides financing to builders for the construction of pre-sold homes and speculative residential construction. The Company endeavors to limit its construction lending risk through adherence to strict underwriting procedures. Construction loans on one- to four-family residences decreased to $21.4 million at December 31, 1996, representing 4.8% of total loans, from $22.7 million at December 31, 1995.

Consumer Lending

At December 31, 1996, the Company had $48.8 million of consumer loans outstanding, representing 10.9% of total loans, as compared with $43.3 million at December 31, 1995. Consumer loans made by the Company include automobile loans, boat and recreational vehicle financing, home equity and home improvement loans and miscellaneous personal loans. Excluded from the $48.8 million at December 31, 1996 are $7.3 million of bank card loans that have been transferred to "Loans Held For Sale," due to a pending transaction for the sale of all bank card loans. The corresponding balance of consumer loans at December 31, 1995, excluding bank card loans, would have been $37.3 million which translates into an $11.5 million, or 30.8% increase in consumer loans for 1996.


                         COLUMBIA BANKING SYSTEM, INC.

At December 31, 1996, the Company had no foreign loans or loans related to highly leveraged transactions.

Management's growth strategy has concentrated on the Tacoma/Pierce County market. The results of that strategy are evident in the following summary of loans:

in thousands                                                    Increase
December 31,                     1996          1995        Amount       Percent
                             --------      --------      --------      --------
Pierce County                $324,132      $238,763      $ 85,369          35.8%
All other counties            121,963       114,330         7,633           6.7
                             --------      --------      --------      --------
   Total                     $446,095      $353,093      $ 93,002          26.3%
                             --------      --------      --------      --------

Nonperforming Assets

Nonperforming assets consist of nonaccrual loans, restructured loans and real estate owned. The following tables set forth, at the dates indicated, information with respect to nonaccrual loans, restructured loans, total nonperforming loans (nonaccrual loans plus restructured loans), real estate owned and total nonperforming assets of the Company:

in thousands
December 31,                                     1996         1995         1994
                                               ------       ------       ------
Nonaccrual:
   One-to four-family residential              $1,645       $  329       $  299
   Commercial business                            385           86          143
   Consumer                                       197           20           10
                                               ------       ------       ------
      Total                                     2,227          435          452
Restructured:
   One-to four-family residential                  25           29           44
                                               ------       ------       ------
      Total nonperforming loans                $2,252       $  464       $  496
                                               ======       ======       ======
Real estate owned                                  40        3,304        3,227
                                               ------       ------       ------
      Total nonperforming assets               $2,292       $3,768       $3,723
                                               ======       ======       ======
Accruing loans past-due 90 days or more                     $  152       $   82
Potential problem loans                        $  213           37           23
Allowance for loan losses                       4,504        3,748        2,711
Nonperforming loans to loans                     0.50%        0.13%        0.18%
Allowance for loan losses to loans               1.01         1.06         1.01
Nonperforming assets to total assets             0.39         0.89         1.17
                                               ------       ------       ------

    The consolidated financial statements are prepared according to the accrual basis of accounting. This includes the recognition of interest income on the loan portfolio, unless a loan is placed on a nonaccrual basis, which occurs when there are serious doubts about the collectibility of principal or interest. Generally, the Company's policy is to place a loan on nonaccrual status when the loan is past due 90 days. Restructured loans are those for which concessions have been granted due to the borrower's weakened financial condition. This includes the reduction of interest rates below a rate otherwise available to that borrower, or the deferral of interest or principal. Interest on restructured loans is accrued at the restructured rates when it is anticipated that no loss of original principal will occur.

    Potential problem loans are loans which are currently performing and are not included in nonaccrual or restructured loans above, but about which there are serious doubts as to the borrower's ability to comply with present repayment terms. Therefore, these loans will likely be included later in nonaccrual, past due or restructured loans and are considered by management in assessing the adequacy of the allowance for loan losses.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 26.

    Nonperforming loans increased to $2.3 million at December 31, 1996 from $464,000 at December 31, 1995 due principally to the inclusion of loans which, though nonperforming, are secured by real estate. Management anticipates some charge-offs of those unsecured or undersecured nonperforming loans, although the amount of such charge-offs is not expected to be material. At December 31, 1996, nonperforming loans were 0.50% of period-end loans (excluding loans held for sale). In February 1996, the Company sold all of its "real estate owned" (which consisted of one property in the state of Washington), thus reducing total nonperforming assets to $2.3 million, or 0.39% of total assets at December 31, 1996, from $3.8 million, or 0.89% of total assets at year-end 1995.

Provision and Allowance for Loan Losses

The allowance for loan losses is maintained at a level considered by management to be adequate to provide for anticipated loan losses based on management's assessment of various factors affecting the loan portfolio. This includes a review of problem loans, business conditions and loss experience, and overall evaluation of the quality of the underlying collateral, holding and disposal costs and costs of capital. The allowance is increased by provisions charged to operations, and is reduced by loans charged off, net of recoveries.

    While management believes it uses the best information available to determine the allowance for loan losses, unforeseen market conditions could result in adjustments to the allowance for loan losses, and net income could be significantly affected, if circumstances differ substantially from the assumptions used in determining the allowance.

    The allowance for loan losses at December 31, 1996 decreased to 1.01%, from 1.06% of loans at December 31, 1995 (excluding loans held for sale at each date). The decrease was due to a $421,000 increase in charge-offs compared with 1995, and a $93.0 million, or 26.3%, increase in loans since year-end 1995. For the years ended December 31, 1996, 1995 and 1994, net loan charge-offs amounted to $664,000, $213,000 and $281,000, respectively. The Company's provision for loan losses was $1.4 million for 1996, compared with $1.3 million for 1995 and $1.0 million for 1994.

    The following table summarizes the changes in the allowance for loan losses:

in thousands
December 31,                                             1996             1995             1994
                                                    ---------        ---------        ---------
Total loans, net at end of period(1)                $ 446,095        $ 353,093        $ 268,996
Daily average loans                                   405,131          318,039          222,236
Beginning balance of allowance for loan losses          3,748            2,711            1,992
Charge-offs:
   Commercial business                                   (514)            (148)            (258)
   Consumer                                              (170)            (115)            (106)
                                                    ---------        ---------        ---------
      Total charge-offs                                  (684)            (263)            (364)
Recoveries:
   Commercial business                                     17               45               83
   Consumer                                                 3                5
                                                    ---------        ---------        ---------
      Total recoveries                                     20               50               83
                                                    ---------        ---------        ---------
         Net charge-offs                                 (664)            (213)            (281)
Provision charged to expense                            1,420            1,250            1,000
                                                    ---------        ---------        ---------
Ending balance                                      $   4,504        $   3,748        $   2,711
                                                    =========        =========         ========
Ratio of net charge-offs during period
   to average loans outstanding                          0.16%            0.07%            0.13%
                                                    =========        =========         ========

(1) Excludes loans held for sale


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 27.

Securities

The Company's securities (securities available for sale) increased by $22.8 million to $45.5 million from year end 1995 to year end 1996. The investment portfolio is comprised primarily of U.S. Treasury and government agency securities. The average maturity of the securities portfolio was 2 years, 6 months at December 31, 1996. In November 1995, the Financial Accounting Standards Board ("FASB") issued a Special Report permitting a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities. Accordingly, in December 1995, the Company reclassified all "investment securities" as "securities available for sale." For further information on investment securities, including gross unrealized gains and losses in the portfolio and gross realized gains and losses on sales of securities, see Note 4 to the consolidated financial statements.

Premises and Equipment

In 1996, fixed assets increased $1.5 million, or 11.0% from 1995. The net change includes purchases of $4.8 million, disposals of $1.5 million and depreciation expense of $1.8 million. The Company's capital expenditures in 1997 are anticipated to be approximately $5.3 million. Such expenditures are expected to include approximately $4.1 million for new buildings and for remodeling existing structures, and $1.2 million for new furniture and equipment.

Liquidity and Sources of Funds

The Company's primary sources of funds are customer deposits and advances from the FHLB. These funds, together with loan repayments, loan sales, retained earnings, equity and other borrowed funds, are used to make loans, to acquire securities and other assets, and to fund continuing operations.

Deposit Activities The Company experienced overall average deposit growth of 31.4% and 42.2% in 1996 and 1995, respectively. All categories of deposits increased during both years, except for savings accounts which decreased 11.7% and 27.7% in 1996 and 1995, respectively. Interest-bearing and noninterest-bearing demand deposits increased 78.3% and 43.9% in 1996, and 104.6% and 60.7% in 1995, respectively.

    Average deposits are summarized in the following table:

            in thousands
years ended December 31,                        1996          1995          1994
                                            --------      --------      --------
Demand and other noninterest-bearing        $ 60,691      $ 42,167      $ 26,238
Interest-bearing demand                      142,103        79,706        38,962
Savings                                       21,673        24,547        33,938
Certificates of deposit                      189,122       168,351       122,198
                                            --------      --------      --------
Total average deposits                      $413,589      $314,771      $221,336
                                            ========      ========      ========

    The Company is establishing a branch system catering primarily to retail depositors, supplemented by business banking customer deposits and other borrowings. While that stable core deposit base is being established, management's strategy for funding growth has been to make use of brokered and other wholesale deposits. The Company's use of brokered and other wholesale deposits decreased in 1996, though management anticipates continued use of such deposits to fund increasing loan demand. However, management anticipates use of brokered deposits will decrease over time as a percent of total deposits. The deposit increase of $131.3 million during 1996 occurred entirely in "core deposits." Brokered and other wholesale deposits (excluding public deposits) decreased $18.0 million to $30.3 million, or 6.1% of total deposits at December 31, 1996, from $48.3 million, or 13.3% of total deposits at December 31, 1995.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 28.

Brokered and other wholesale deposits are summarized below. The average interest rate for these deposits was 5.63% and 5.94% at December 31, 1996 and 1995, respectively.

in thousands
December 31,                              1996                       1995
                                                     Percent                    Percent
                                                    of Total                   of Total
                                        Amount      Deposits       Amount      Deposits
                                       -------      -------       -------      -------
Maturing within one year               $28,863          5.8%      $41,546         11.5%
Maturing after one year but
   within three years                    1,387          0.3         5,633          1.5
Maturing after three years
   but within ten years                                             1,091          0.3
                                       -------      -------       -------      -------
      Total brokered and other
         wholesale deposits            $30,250          6.1%      $48,270         13.3%
                                       -------      -------       -------      -------

    The increase in deposits is largely due to management's growth strategy emphasizing the Tacoma/Pierce County market area. Following is a summary of year-end deposits by county:

in thousands                                                Increase
December 31,                  1996          1995        Amount       Percent
                          --------      --------      --------      --------
Pierce County             $373,380      $264,848      $108,532        41.0%
All other counties         119,842        97,027        22,815        23.5
                          --------      --------      --------        ----
      Total               $493,222      $361,875      $131,347        36.3%
                          ========      ========      ========        ====

Borrowings The Company relies on FHLB advances to supplement its funding sources, and the FHLB serves as the Company's primary source of long-term borrowing. FHLB advances are secured by one- to four-family real estate mortgages and certain other assets. At December 31, 1996, the Company had total advances of $32 million at interest rates ranging from 5.20% to 6.14%. The weighted average interest rate on such advances was 5.63%. At December 31, 1996 the maximum borrowing line from the FHLB was $99.6 million. Management anticipates that the Company will continue to rely on the same sources of funds in the future, and will use those funds primarily to make loans and purchase securities.

Interest Rate Sensitivity

The mismatch between maturities and interest-rate sensitivities of balance sheet items results in interest rate risk. The Company maintains an asset/liability management policy that provides guidelines for controlling exposure to that risk. The guidelines direct management to assess the impact of changes in interest rates upon both earnings and capital. The guidelines further provide that in the event of an increase in interest rate risk beyond preestablished limits, management will consider steps intended to reduce interest rate risk to acceptable levels.

    Analysis of an institution's interest rate gap (the difference between the repricing of interest-earning assets and interest-bearing liabilities during a given period of time) is one standard tool for the measurement of the exposure to interest rate risk. The Company believes that, because interest rate gap analysis does not address all factors that can effect earnings performance, it should be used in conjunction with other methods of evaluating interest rate risk.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 29.

    The following table sets forth the estimated maturity or repricing, and the resulting interest rate gap of the Company's interest-earning assets and interest-bearing liabilities at December 31, 1996. The amounts in the table are derived from the Company's internal data and are based upon regulatory reporting formats. Therefore, they may not be consistent with financial information appearing elsewhere herein that has been prepared in accordance with generally accepted accounting principles. The amounts could be significantly affected by external factors such as changes in prepayment assumptions, early withdrawal of deposits and competition.

                                                             Estimated Maturity or Repricing
     in thousands                      0-3             4-12              1-5             5-10          More than
December 31, 1996                     months          months            years           years          10 years          Total
                                     ---------       ---------        ---------       ---------        ---------       ---------
Interest-Earning Assets
Interest-earning deposits            $  38,086                                                                         $  38,086
Securities                               1,863       $  15,539        $  22,763       $   1,077        $   4,247          45,489
Loans:
   Business and commercial
      real estate                      188,667           5,201           31,018           1,842            1,822         228,550
   One- to four-family                  73,816          25,074           58,703           2,151           11,012         170,756
   Consumer                              5,079          26,847           21,593           1,859              525          55,903
                                     -------------------------------------------------------------------------------------------
      Total interest-
         earning assets              $ 307,511       $  72,661        $ 134,077       $   6,929        $  17,606       $ 538,784
                                     ===========================================================================================
Noninterest-earning assets                               2,227                                            47,905          50,132
                                     -------------------------------------------------------------------------------------------
      Total assets                   $ 307,511       $  74,888        $ 134,077       $   6,929        $  65,511       $ 588,916
                                     ===========================================================================================
Percent of total interest-
   earning assets                        57.08%          13.48%           24.89%           1.29%            3.26%         100.00%
                                     ===========================================================================================
Interest-Bearing Liabilities
Deposits:
   Money market checking             $ 125,428                                                                         $ 125,428
   NOW accounts                          8,922                        $  35,689                                           44,611
   Savings accounts                      7,456                                        $   7,456        $   7,456          22,368
   Time certificates of deposit         66,470       $ 106,309           44,042              11                          216,832
FHLB advances                           12,000                           20,000                                           32,000
                                     -------------------------------------------------------------------------------------------
      Total interest-
         bearing liabilities         $ 220,276       $ 106,309        $  99,731       $   7,467        $   7,456       $ 441,239
                                     ===========================================================================================
Noninterest-bearing liabilities
   and equity                           67,218                           16,771                           63,688         147,677
                                     -------------------------------------------------------------------------------------------
      Total liabilities
         and equity                  $ 287,494       $ 106,309        $ 116,502       $   7,467        $  71,144       $ 588,916
                                     ===========================================================================================
Percent of total interest-
   earning assets                        40.88%          19.73%           18.52%           1.39%            1.38%          81.90%
                                     ===========================================================================================
Rate sensitivity gap                 $  87,235       $ (33,648)       $  34,346       $    (538)       $  10,150       $  97,545
Cumulative rate sensitivity gap         87,235          53,587           87,933          87,395           97,545
                                     -------------------------------------------------------------------------------------------
Rate sensitivity gap as
   a percentage of
   interest-earning assets               16.20%          (6.25)%           6.37%          (0.10)%           1.88%          18.10%
Cumulative rate sensitivity gap
   as a percentage of interest-
   earning assets                        16.20%           9.95%           16.32%          16.22%           18.10%
                                     ===========================================================================================


                         COLUMBIA BANKING SYSTEM, INC.

    As stated above, certain shortcomings are inherent in the method of analysis presented in the foregoing tables. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market interest rates. Additionally, certain assets, such as adjustable-rate mortgages, have features which restrict changes in the interest rates of such assets both on a short-term basis and over the lives of such assets. Further, in the event of a change in market interest rates, prepayment and early withdrawal levels could deviate significantly from those assumed in calculating the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a substantial increase in market interest rates.

Income Tax

Effective January 1, 1993, the Company adopted the FASB's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"), which requires the use of the "asset and liability" method of accounting for income taxes. Deferred income tax represents the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Upon adoption of SFAS 109, the Company recorded a deferred tax asset with an equal valuation allowance due to uncertainties regarding the ability to ultimately recognize the tax benefits from the net operating losses and certain tax credits. The Company did not record an income tax expense from that date through December 31, 1996 since the expected income tax expense (calculated by applying statutory tax rates to income before income taxes) was offset by a reduction in the valuation allowance established when the Company adopted SFAS 109.

    The deferred tax asset is measured by applying tax rates to the difference between the carrying value and the tax basis of assets and liabilities. Management anticipates that the Company will record a provision for income taxes during 1997.

Capital

Shareholders' equity increased to $59.0 million at December 31, 1996 from $32.0 million at December 31, 1995. The increase is due primarily to the issuance of
1.445 million shares of common stock with net proceeds of $20.7 million. Shareholders' equity was also enhanced by net income for the year of $3.6 million, conversion of convertible subordinated notes of $2.5 million, and a decrease in the reserve for unrealized gains and losses on securities available for sale. Shareholders' equity was 10.0% and 7.5% of total assets at December 31, 1996 and December 31, 1995, respectively.

    Banking regulations require bank holding companies to maintain a minimum "leverage" ratio of core capital to adjusted quarterly average total assets of at least 3%. At December 31, 1996, the Company's leverage ratio was 10.62%, compared with 7.72% at December 31, 1995. In addition, banking regulators have adopted risk-based capital guidelines, under which risk percentages are assigned to various categories of assets and off-balance sheet items to calculate a risk-adjusted capital ratio. Tier I capital generally consists of common shareholders' equity, less goodwill and certain identifiable intangible assets, while Tier II capital includes the allowance for loan losses and subordinated debt, both subject to certain limitations. Regulatory minimum risk-based capital guidelines require Tier I capital of 4% of risk-adjusted assets and total capital (combined Tier I and Tier II) of 8%. The Company's Tier I and total capital ratios were 12.81% and 13.79%, respectively, at December 31, 1996, compared with 9.10% and 10.95%, respectively, at December 31, 1995.

    During 1992, the Federal Deposit Insurance Corporation (the "FDIC") published the qualifications necessary to be classified as a "well capitalized" bank, primarily for assignment of FDIC insurance premium rates beginning in 1993. To qualify as "well capitalized," banks must have a Tier I risk-adjusted capital ratio of at least 6%, a total risk-adjusted capital ratio of at least 10%, and a leverage ratio of at least 5%. Columbia Bank qualified as "well-capitalized" at December 31, 1996. Failure to qualify as "well-capitalized" can negatively impact a bank's ability to expand and to engage in certain activities.


                         COLUMBIA BANKING SYSTEM, INC.

    Applicable federal and Washington state regulations restrict capital distributions by institutions such as Columbia Bank, including dividends. Such restrictions are tied to the institution's capital levels after giving effect to distributions. The Company's ability to pay cash dividends is substantially dependent upon receipt of dividends from the Bank.

    On April 24, 1996, the Company announced a 5% stock dividend payable on May 22, 1996, to shareholders of record on May 8, 1996. On May 22, 1996, 164,051 common shares were issued to shareholders. Average shares outstanding, net income per share and book value per share for all periods presented have been retroactively adjusted to give effect to this transaction.

    On June 3, 1996, the Company gave notice that it would redeem all of its issued and outstanding 7.85% Convertible Subordinated Notes (the "Notes") on August 1, 1996. The Notes were convertible in whole or in part, in multiples of $1,000 principal amount, at 100% of the principal amount of the Note (or portion thereof), at the conversion price per share of common stock of $10.56. As of August 1, 1996, all of the Notes were converted into 223,743 shares of common stock.

    In connection with the public offering of common stock in 1996, the Company contributed approximately $10 million of the net proceeds to Columbia Bank primarily to finance additional expansion in Pierce County, and, over the next several years, into south King and Thurston Counties. The remainder was used to repay a $3.0 million borrowing and for general corporate purposes.

Impact of Inflation and Changing Prices

The impact of inflation on the Company's operations is increased operating costs. Unlike most industrial companies, virtually all the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Although interest rates do not necessarily move in the same direction or to the same extent as the prices of goods and services, increases in inflation generally have resulted in increased interest rates.

Recent Accounting Pronouncements

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). SFAS 123 requires the Company to elect to account for stock-based compensation on a fair value basis or an intrinsic value basis. The intrinsic value basis is currently used by the Company and is the accounting principle prescribed by Accounting Principles Board No. 25 "Accounting for Stock Issued to Employees" (APB 25). SFAS 123 requires among other things, disclosure in the footnotes of the pro forma impact on net income and earnings per share of the difference between compensation expense using the intrinsic value method and the fair value method if the fair value method of accounting is not used. The adoption of SFAS 123 is required for the fiscal year ended December 31, 1996. The Company elected to continue to apply APB 25 for measurement of stock compensation and has provided disclosure required by SFAS 123 in footnote No. 10 accompanying the consolidated financials of the Company.

    In June 1996, the FASB issued Statement of Accounting Standards No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" ("SFAS 125"). SFAS 125 requires the Company to recognize all financial assets and servicing that it controls and liabilities that it has incurred after a transfer of financial assets. The Company must also "derecognize" financial assets when control has been surrendered and must derecognize liabilities when extinguished. SFAS 125 is not expected to have a significant impact on the Company.


                         COLUMBIA BANKING SYSTEM, INC.

Recent Change in Accounting Firms

On February 26, 1997, the Company engaged Deloitte & Touche LLP as the Company's principal independent accountant. Prior to Deloitte & Touche's engagement, Price Waterhouse LLP, independent certified public accountants, had served as the principal independent accountant for the Company and rendered their report with respect to the Company's financial statements for the year ended December 31, 1996. The recommendation to change accountants was made by management of the Company and was approved by the Audit Committee and the Board of Directors.

    In the two most recent fiscal years preceding the Board's actions, there were no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Price Waterhouse's satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Price Waterhouse's reports on the Company's financial statements for such fiscal years did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified in any respect. A representative of Price Waterhouse is expected to be present at the Annual Meeting to make a statement, if desired, and to be available to respond to appropriate questions. The Company does not anticipate that a representative of Deloitte & Touche will be present at the Meeting.

Quarterly Common Stock Prices and Dividend Payments

The Company's common stock trades on The Nasdaq Stock Market under the symbol COLB. Price information generally appears daily in the Nasdaq National Market Issues section of The Wall Street Journal and in most major Pacific Northwest metropolitan newspapers. On December 31, 1996, the last sale price for the Company's stock in the over-the-counter market was $16 1/4.

    The Company presently intends to retain earnings to support anticipated growth. Accordingly, the Company does not intend to pay cash dividends on its common stock in the foreseeable future. Please refer to the "Capital" section of the Management Discussion and Analysis of Financial Condition and Results of Operations, and Note 3 to the consolidated financial statements, contained elsewhere in this report, for regulatory capital requirements and restrictions on dividends to shareholders.

    The Company is aware that large blocks of its stock are held in street name by brokerage firms. At December 31, 1996, the number of shareholders of record was 872.

    The following are high and low sales prices as reported on the Nasdaq National Market according to information furnished by the National Association of Securities Dealers. Prices do not include retail mark-ups, mark-downs or commissions.

1996                                                 High                  Low
                                                    -------              -------
First quarter                                       $14 3/4              $11 1/2
Second quarter                                       16 1/2                   13
Third quarter                                        16                   14 1/4
Fourth quarter                                       17 1/4               14 1/2

For the year                                         17 1/4               11 1/2

1995

First quarter                                       $12                  $ 9 1/8
Second quarter                                       12 1/2                9 7/8
Third quarter                                        12 3/8               11 1/8
Fourth quarter                                       12 3/4               11 1/4

For the year                                         12 3/4                9 1/8


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 33.

report of management

The consolidated financial statements have been prepared by management in accordance with generally accepted accounting principles and include, where necessary, amounts based on the best estimates and judgments of management. The primary responsibility for the integrity of data in these financial statements is that of management. The other financial information in the Annual Report is consistent with that contained in the consolidated financial statements.

    The consolidated financial statements for 1996 have been audited by Price Waterhouse LLP, the Company's independent accountants. In planning and performing their audit, Price Waterhouse LLP considered the Company's internal control structure in order to determine their auditing procedures for the purpose of expressing their opinion on the financial statements and not to provide assurance on the internal control structure. Their consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants.

    Management maintains an internal control structure which is deemed adequate to provide reasonable assurance as to the reliability of financial records and the protection of assets. In establishing the internal control structure, management weighs the cost of control procedures against the benefits that it believes can be derived. The Board of Directors monitors the internal control structure through its Audit Committee. The membership of the Committee is composed of directors who are not officers or employees of the Company. The independent and internal auditors have free access to the Audit Committee, and they meet with the Committee regularly, with and without management present, to discuss accounting, auditing, internal controls and financial reporting matters. In the opinion of management, the Company has a capable and aggressive internal audit department which serves as an integral part of the internal control structure.

/s/ A. G. Espe              /s/ W. W. Philip           /s/ Gary R. Schminkey

A. G. Espe                  W. W. Philip               Gary R. Schminkey
Chairman and                President and              Senior Vice President and
Chief Executive Officer     Chief Operating Officer    Chief Financial Officer


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 34.

report of independent accountants

To the Board of Directors and Shareholders of Columbia Banking System, Inc.

In our opinion, the accompanying consolidated balance sheets as of December 31, 1996 and 1995, and the related consolidated statements of operations, of shareholders' equity and of cash flows for each of the three years in the period ended December 31, 1996, present fairly, in all material respects, the financial position of Columbia Banking System, Inc. and its subsidiaries, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ Price Waterhouse LLP

Seattle, Washington
January 22, 1997


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 35.

consolidated statements of operations


in thousands except per share
     years ended December 31,                  1996           1995          1994
                                             --------       --------      --------
Interest Income
Loans                                        $ 36,048       $ 30,038      $ 18,990
Investment securities                                          1,078         1,127
Securities available for sale                   1,878            290           205
Deposits with banks                             1,136            314           334
                                             --------       --------      --------
   Total interest income                       39,062         31,720        20,656

Interest Expense
Deposits                                       16,469         13,385         7,304
Federal Home Loan Bank advances                 1,865          1,503         1,160
Other borrowings                                  184            271           612
                                             --------       --------      --------
   Total interest expense                      18,518         15,159         9,076
                                             --------       --------      --------
Net Interest Income                            20,544         16,561        11,580
Provision for loan losses                       1,420          1,250         1,000
   Net interest income after
      provision for loan losses                19,124         15,311        10,580

Noninterest Income
Service charges and other fees                  2,381          1,895         1,242
Mortgage banking                                  636            394           782
Gains (losses) on sales of
   securities available for sale                                  (8)
Gains on sales of loans, net                                      39
Credit card fees and other fees                 2,291          1,671           972
                                             --------       --------      --------
   Total noninterest income                     5,308          3,991         2,996


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 36.

in thousands except per share
     years ended December 31,                       1996           1995           1994
                                                  --------       --------       --------
Noninterest Expense
Compensation and employee benefits                $  8,437       $  7,339       $  6,219
Occupancy                                            3,388          2,845          2,802
Professional services                                  574            436            427
Advertising and promotion                              772            634            508
Printing and supplies                                  414            375            397
Regulatory assessments                                 323            482            475
Data processing                                        807            615            463
Gains on, and net cost of, real estate owned                         (400)          (314)
Other                                                5,528          4,221          3,059
SAIF special assessment                                612
                                                  --------       --------       --------
   Total noninterest expense                        20,855         16,547         14,036
     Income (loss) from
        continuing operations
        before income tax                            3,577          2,755           (460)
                                                  --------       --------       --------
Provision for income tax
     Income (loss) from continuing
        operations before
        extraordinary item                           3,577          2,755           (460)
Extraordinary loss on
   extinguishment of debt, net                                                      (154)
                                                  --------       --------       --------
Net Income (Loss)                                 $  3,577       $  2,755       $   (614)
                                                  ========       ========       ========
Per Share (On Average Shares Outstanding)
Income (loss) from continuing operations          $   0.93       $   0.79       $  (0.13)
Extraordinary loss on
   extinguishment of debt, net                                                     (0.05)
Net income (loss)                                     0.93           0.79          (0.18)
Fully diluted net income (loss)                       0.92           0.79          (0.18)
Average number of common and common
   equivalent shares outstanding                     3,866          3,496          3,481
Fully diluted average common and common
   equivalent shares outstanding                     4,047          3,752          3,740

see accompanying notes to consolidated financial statements


                         COLUMBIA BANKING SYSTEM, INC.

consolidated balance sheets

in thousands
December 31,                                              1996            1995
                                                        --------        --------
Assets
Cash and due from banks                                 $ 32,092        $ 18,244
Interest-earning deposits with banks                      38,086          12,635
Securities available for sale:
   U.S. Treasury & government agencies                    30,481           6,948
   Mortgage-backed                                        10,760          12,446
   FHLB stock                                              4,248           3,281
                                                        --------        --------
      Total securities available for sale                 45,489          22,675
Loans held for sale                                       11,341           1,367
Loans                                                    446,095         353,093
   Less: allowance for loan losses                         4,504           3,748
                                                        --------        --------
      Loans, net                                         441,591         349,345
Interest receivable                                        3,347           2,469
Premises and equipment, net                               15,250          13,736
Real estate owned                                             40           3,304
Other                                                      1,680           1,431
                                                        --------        --------
Total Assets                                            $588,916        $425,206
                                                        ========        ========


                         COLUMBIA BANKING SYSTEM, INC.

December 31,
in thousands                                                                                  1996           1995
                                                                                            --------       --------
Liabilities and Shareholders' Equity
Deposits:
   Noninterest-bearing                                                                      $ 83,983       $ 52,991
   Interest-bearing                                                                          409,239        308,884
                                                                                            --------       --------
      Total deposits                                                                         493,222        361,875
Federal Home Loan Bank advances                                                               32,000         25,000
Other liabilities                                                                              4,734          3,669
Convertible subordinated notes                                                                                2,695
                                                                                            --------       --------
   Total liabilities                                                                         529,956        393,239

Commitments and contingent liabilities (Note 12)

Shareholders' equity:
   Preferred stock (no par value)
      Authorized, 2,000,000 shares; none outstanding


                                                                   December 31,
                                                              1996            1995
                                                           ---------       ---------
   Common stock (no par value)
      Authorized shares                                      10,000          10,000
      Issued and outstanding                                  5,185           3,274           56,340         30,806
   Retained earnings                                                                           2,694          1,274
   Unrealized losses on securities available for sale                                            (74)          (113)
      Total shareholders' equity                                                              58,960         31,967
                                                                                           ---------      ---------
Total Liabilities and Shareholders' Equity                                                 $ 588,916      $ 425,206
                                                                                           =========      =========

see accompanying notes to consolidated financial statements


                         COLUMBIA BANKING SYSTEM, INC.

consolidated statements of shareholders' equity

                                                     Common Stock
                                                   Number
in thousands                                    of Shares       Amount
                                                ---------      --------
Balance at December 31, 1993                       3,250       $ 30,668
   Adjustment to beginning balance
      for change in accounting method, net
   Net loss
   Issuance of shares of common stock, net             8             35
                                                   -----        -------
   Change in unrealized losses
Balance at December 31, 1994                       3,258         30,703
   Net income
   Issuance of shares of common stock, net            16            103
                                                   -----        -------
   Change in unrealized gains and (losses)
Balance at December 31, 1995                       3,274         30,806
   Net income
   Issuance of shares of common stock, net         1,492         20,868
   Issuance of shares of common stock
      5% stock dividend                              164          2,157
   Conversion of Convertible
      Subordinated Notes                             255          2,509
                                                   -----       --------
   Change in unrealized gains and (losses)
Balance at December 31, 1996                       5,185       $ 56,340
                                                   =====       ========

see accompanying notes to consolidated financial statements


                         COLUMBIA BANKING SYSTEM, INC.

                                                               Unrealized             Total
                                                Retained        Gains and     Shareholders'
in thousands                                    Earnings         (Losses)            Equity
                                                --------       ----------     -------------
Balance at December 31, 1993                    $   (867)                     $ 29,801
   Adjustment to beginning balance
      for change in accounting method, net                     $    (32)           (32)
   Net loss                                         (614)                         (614)
   Issuance of shares of common stock, net                                          35
   Change in unrealized losses                                     (329)          (329)
                                                --------       --------       --------
Balance at December 31, 1994                      (1,481)          (361)        28,861
   Net income                                      2,755                         2,755
   Issuance of shares of common stock, net                                         103
   Change in unrealized gains and (losses)                          248            248
                                                --------       --------       --------
Balance at December 31, 1995                       1,274           (113)        31,967
   Net income                                      3,577                         3,577
   Issuance of shares of common stock, net                                      20,868
   Issuance of shares of common stock
      5% stock dividend                           (2,157)
   Conversion of Convertible
      Subordinated Notes                                                         2,509
   Change in unrealized gains and (losses)                           39             39
                                                --------       --------       --------
Balance at December 31, 1996                    $  2,694       $    (74)      $ 58,960
                                                ========       ========       ========


                         COLUMBIA BANKING SYSTEM, INC.

consolidated statements of cash flows


in thousands                                                     1996            1995            1994
                                                               ---------       ---------       ---------
Operating Activities
Net income (loss)                                              $   3,577       $   2,755       $    (614)
Adjustments to reconcile net income (loss) to net cash
   provided (used) by operating activities:
   Provision for loan losses                                       1,420           1,250           1,000
   Losses (gains) on real estate owned                                41              29             (30)
   Depreciation and amortization                                   2,327           1,365           1,610
   Net realized losses (gains) on sale of investments                185             (53)            (12)
   (Increase) decrease in loans held for sale                     (9,974)            245             165
   Increase in interest receivable                                  (878)           (735)           (635)
   Increase in interest payable                                      368             388             538
   Net changes in other assets and liabilities                       184           1,317            (352)
                                                               ---------        --------        --------
      Net cash provided (used) by operating activities            (2,750)          6,561           1,670

Investing Activities
Proceeds from maturities of securities available for sale         11,347             215             537
Proceeds from sales of securities available for sale                               5,980
Purchase of securities available for sale                        (35,686)         (6,000)
Proceeds from maturities of mortgage-backed
   securities available for sale                                   1,682
Proceeds from maturities of investment securities                                  4,243           2,557
Purchases of investment securities                                                (4,675)           (266)
Loans originated and acquired, net of principal collected        (94,294)        (88,579)        (88,286)
Proceeds from sales of loans                                                       4,756
Purchases of premises and equipment                               (4,751)         (6,660)         (3,544)
Proceeds from disposal of premises and equipment                   1,273             240             412
Proceeds from sale of real estate owned                            3,263              13             536
Other, net                                                                          (119)
                                                               ---------        --------        --------
      Net cash used by investing activities                     (117,166)        (90,586)        (88,054)


                         COLUMBIA BANKING SYSTEM, INC.

in thousands                                                  1996           1995             1994
                                                           ---------       ---------       ---------
Financing Activities
Net increase in deposits                                     131,347          93,183         103,353
Proceeds from FHLB advances
   and other long-term debt                                   30,800          17,000          17,000
Repayment of FHLB advances
   and other long-term debt                                  (23,800)         (9,000)        (32,000)
Repayment of other borrowings                                                                 (4,600)
Proceeds from issuance of common stock, net                   20,868              63              35
                                                           ---------       ---------       ---------
      Net cash provided by financing activities              159,215         101,246          83,788
                                                           ---------       ---------       ---------
         Increase (decrease) in cash
            and cash equivalents                              39,299          17,221          (2,596)
         Cash and cash equivalents at
            beginning of period                               30,879          13,658          16,254
                                                           ---------       ---------       ---------
      Cash and cash equivalents at end of period           $  70,178       $  30,879       $  13,658
                                                           =========       =========       =========
Supplemental Information
Cash paid for interest                                     $  18,149       $  14,771       $   8,538
Transfer from investment securities
   to securities available for sale                                           19,912
Loans foreclosed and transferred to real estate owned             40                             428
Issuance of common stock from conversion
   of convertible subordinated notes                           2,509              40

see accompanying notes to consolidated financial statements


                         COLUMBIA BANKING SYSTEM, INC.

         notes to consolidated financial statements

         Columbia Banking System, Inc. (the "Company") is a registered bank holding company whose wholly owned subsidiary, Columbia State Bank ("Columbia Bank"), conducts a full-service commercial banking business. Headquartered in Tacoma, Washington, the Company provides a full range of commercial banking services to small and medium-sized businesses, professionals and other individuals through 16 banking offices located in the Tacoma metropolitan area and contiguous parts of the Puget Sound region of Washington, as well as the Longview and Woodland communities in southwestern Washington. Substantially all of the Company's loans, loan commitments and core deposits are geographically concentrated in its service areas.

1.       summary of significant accounting policies

         The financial statements have been prepared in accordance with generally accepted accounting principles. Accordingly, they include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments including normal recurring accruals necessary for a fair presentation of results of operations for all periods included herein have been made. The results of operations for the year ending December 31, 1996 are not necessarily indicative of results to be anticipated for future periods.

         Consolidation

         The consolidated financial statements of the Company include the accounts of the corporation and its wholly-owned subsidiaries after the elimination of all material intercompany transactions and accounts.

         Securities

         Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis are classified as available for sale and carried at market value. Unrealized gains and losses are recorded directly to a component of shareholders' equity. Securities held for indefinite periods of time include securities that management intends to use as part of its asset/liability management strategy and that may be sold in response to changes in interest rates and/or significant prepayment risk.

                  Investment securities are those securities which the Company has the ability and intent to hold to maturity. Events which may be reasonably anticipated are considered when determining the Company's intent to hold investment securities until maturity. Investment securities are carried at cost, adjusted for amortization of premiums and accretion of discounts using a method that approximates the interest method. Gains and losses on the sale of all securities are determined using the specific identification method.

         Loans

         Loans are stated at their principal amount outstanding, less any unamortized discounts and deferred net loan fees. Loans held for sale are carried at the lower of cost or market value. The amount by which cost exceeds market for loans held for sale is accounted for as a valuation allowance, and changes in the allowance are included in the determination of net income in the period in which the change occurs.

                  The current policy of the Company generally is to discontinue the accrual of interest on all loans past due 90 days or more and place them on nonaccrual status.

                  Premiums or discounts purchased and sold are amortized, using the interest method, over periods which approximate the average life of the loans.

         Loan Fee Income

         Loan origination fees and certain direct loan origination costs are deferred and the net amount recognized as an adjustment to yield over the contractual life of the related loans. Costs related to origination of credit cards are expensed as incurred. Fees related to lending activity other than the origination or purchase of loans are recognized as noninterest income during the period the related services are performed.


                         COLUMBIA BANKING SYSTEM, INC.

Allowance for Loan Losses

The allowance for loan losses is maintained at a level believed to be sufficient to absorb potential losses in the portfolio. Management's determination of the adequacy of the allowance is based on a number of factors, including the level of nonperforming loans, loan loss experience, credit concentrations, a review of the quality of the loan portfolio, collateral values and uncertainties in economic conditions.

Premises and Equipment

Premises and equipment are recorded at cost and depreciated over the estimated useful lives of the assets. Depreciation and amortization are computed using the straight-line method. Gains or losses on dispositions are reflected in operations. Expenditures for improvements and major renewals are capitalized, and ordinary maintenance, repairs and small purchases are charged to operations as incurred.

Real Estate Owned

All real estate acquired in satisfaction of a loan is considered held for sale and reported as "real estate owned." Real estate owned is carried at the lower of cost or fair value less estimated cost of disposal. Cost at the time of foreclosure is defined as the fair value of the asset less estimated disposal costs.

Intangible Assets

Intangible assets represent assets purchased by the Company in mergers and acquisitions. The recorded cost of each asset is amortized using the straight-line method over its estimated useful life (up to 15 years for core deposit intangible assets and 25 years for goodwill).

         At December 31, 1996 and 1995, intangible assets amounted to $188,000 and $266,000, respectively, net of accumulated amortizations.

Income Tax

The provision for income tax, generally, is based on income and expense reported for financial statement purposes, using the "asset and liability method" for accounting for deferred income tax. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded against any deferred tax assets for which it is more likely than not that the deferred tax asset will not be realized.

Earnings Per Share

Earnings per share is computed using the weighted average number of shares of common and common equivalent shares outstanding during the period. Common equivalent shares result from the assumed exercise of outstanding stock options, if dilutive. Fully diluted earnings per share assumes conversion of convertible subordinated notes, if dilutive.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates are used in determining the level of the allowance for loan losses, valuation allowance on deferred tax assets, depreciation of premises and equipment and others.

Statement of Cash Flows

The accompanying consolidated statements of cash flows have been prepared using the "indirect" method for presenting cash flows from operating activities. For purposes of this statement, cash and cash equivalents include cash and due from banks, interest-earning deposits with banks and federal funds sold.

Reclassification

Certain amounts in the 1995 and 1994 consolidated financial statements have been reclassified to conform with the 1996 presentation. These reclassifications had no effect on net income (loss).


                         COLUMBIA BANKING SYSTEM, INC.

2.       termination of assistance agreement and extinguishment of debt

         In connection with the acquisition of the Savings Bank in 1988, the Savings Bank and the Company entered into an agreement (the "Assistance Agreement"), pursuant to which the Federal Savings and Loan Insurance Corporation (the "FSLIC") provided various forms of financial and other assistance to the Savings Bank, including the purchase of a $5 million subordinated debenture due August 2, 1998. On September 30, 1994, Columbia Bank entered into an agreement with the FDIC, as successor to the FSLIC, to terminate the Assistance Agreement and to settle the obligations under the subordinated debenture for $4.6 million, resulting in an extraordinary nonrecurring loss of approximately $154,000.

3.       restrictions on subsidiary cash, loans and dividends

         Columbia Bank is required to maintain reserve balances with the Federal Reserve Bank. The average required reserves for the year ended December 31, 1996 were approximately $1.1 million. The required reserves are based on specified percentages of the Bank's total average deposits which are established by the Federal Reserve Board.

                  Under Federal Reserve regulations, Columbia Bank, generally, is limited as to the amount it may loan to the Company to 10% of its capital stock and additional paid-in capital. Such loans must be collateralized by specified obligations.

                  Under Washington state banking regulations, Columbia Bank is limited as to the ability to declare or pay dividends to the Company up to the amount of the Columbia Bank's net profits then on hand, less any required transfers to additional paid-in capital.

4.       securities

         The following table summarizes the amortized cost, gross unrealized gains and losses and the resulting market value of securities available for sale.

                                                                      Gross          Gross
                                                    Amortized    Unrealized     Unrealized         Market
             in thousands                                Cost         Gains         Losses          Value
                                                    ---------    ----------     ----------       --------
December 31, 1996
            U.S. Treasury and government agency      $ 30,441      $     40                      $ 30,481
            Mortgage-backed                            10,874                     $   (114)        10,760
            FHLB stock                                  4,248                                       4,248
                                                     --------      --------       --------       --------
               Total                                 $ 45,563      $     40       $   (114)      $ 45,489
                                                     ========      ========       ========       ========
December 31, 1995
            U.S. Treasury and government agency      $  6,935      $     13                      $  6,948
            Mortgage-backed                            12,572                     $   (126)        12,446
            FHLB stock                                  3,281                                       3,281
                                                     --------      --------       --------       --------
               Total                                 $ 22,788      $     13       $   (126)      $ 22,675
                                                     ========      ========       ========       ========

                  In November 1995, the FASB issued a Special Report, "A Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities." In addition to the report, the FASB permitted a one-time opportunity for institutions to reassess the appropriateness of the designations of all securities. Accordingly, in December 1995, the Company reclassified all "investment securities" to "securities available for sale" resulting in additional net unrealized losses of $113,000.


                         COLUMBIA BANKING SYSTEM, INC.

                  At December 31, 1996 and 1995, securities available for sale with a fair value of $3.7 million and $3.0 million, respectively, were pledged to secure public deposits and for other purposes as required or permitted by law.

                  The following table summarizes the amortized cost and market values of securities available for sale by contractual maturity groups:

     in thousands                                                          Amortized          Market
December 31, 1996                                                               Cost           Value
                                                                           ---------       ---------
Amount maturing:
            Within one year                                                  $15,015         $15,040
            Greater than one year and less than five years                    22,613          22,529
            Greater than five years and less than ten years                    2,011           1,959
            After ten years                                                    5,924           5,961
                                                                             -----------------------
               Total                                                         $45,563         $45,489
                                                                             =======================

5.       loans

         The following is an analysis of the loan portfolio by major types of loans:

in thousands
December 31,                                                                 1996            1995
                                                                           ---------       ---------
Commercial business                                                        $ 169,318       $ 113,775
Real estate:
            One- to four-family residential                                   67,709          67,991
            Five or more family residential and commercial properties        128,803          97,103
                                                                           ---------       ---------
               Total real estate                                             196,512         165,094
Real estate construction:
            One- to four-family residential                                   21,380          22,741
            Five or more family residential and commercial properties         10,680           8,884
                                                                           ---------       ---------
               Total real estate construction                                 32,060          31,625
Consumer                                                                      48,807          43,343
                                                                           ---------       ---------
            Subtotal                                                         446,697         353,837
Less deferred loan fees, net and other                                          (602)           (744)
                                                                           ---------       ---------
            Total loans                                                    $ 446,095       $ 353,093
                                                                           =========       =========
Loans held for sale                                                        $  11,341       $   1,367
                                                                           =========       =========

                  At December 31, 1996 and 1995, residential real estate loans with recorded values of $38.4 million and $30.0 million, respectively, were pledged to secure Federal Home Loan Bank advances and for other purposes.


                         COLUMBIA BANKING SYSTEM, INC.

         The following table summarizes certain information related to nonperforming loans:

in thousands
December 31,                                           1996        1995        1994
                                                      ------      ------      ------
Loans accounted for on a nonaccrual basis             $2,227      $  435      $  452
Restructured loans                                        25          29          44
                                                      ------------------------------
            Total nonperforming loans                 $2,252      $  464      $  496
                                                      ==============================
Originally contracted interest                        $  219      $   49      $   50
Recorded interest                                        102          38          27
                                                      ------------------------------
            Reduction in interest income              $  117      $   11      $   23
                                                      ==============================

                  In May 1993, the FASB issued Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"), which requires that impaired loans (as defined) be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or the fair value of the collateral. In October 1994, the Board issued Statement No. 118 ("SFAS 118"), amending SFAS 114 with regard to income recognition and disclosure related to impaired loans. Impaired loans generally refer to all loans that are restructured in a troubled debt restructuring involving a modification of terms, nonaccrual loans and loans past due 90 days and still accruing. The Company adopted the new standard in 1995.

                  At December 31, 1996 and 1995, the recorded investment in impaired loans was $2.3 million and $616,000, respectively. No specific allocated allowance for loan losses has been made for impaired loans. The average recorded investment in impaired loans for the periods ended December 31, 1996 and 1995 was $1.4 million and $513,000 respectively.

                  At December 31, 1996 and 1995, there were no commitments for additional funds for loans accounted for on a nonaccrual basis.

                  At December 31, 1996 and 1995, the Company had no foreign loans or loans related to highly leveraged transactions.

                  The Company's banking subsidiaries have granted loans to officers and directors of the Company and their associates. These loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than the normal risk of collectibility. The aggregate dollar amount of these loans were $4.4 million and $4.6 million at December 31, 1996 and 1995, respectively. During 1996, $2.9 million of new related party loans were made and repayments and transfers totaled $3.1 million.

6.       allowance for loan losses

         Transactions in the allowance for loan losses are summarized as follows:

            in thousands
years ended December 31,                     1996          1995           1994
                                            -------       -------       -------
Balance at beginning of period              $ 3,748       $ 2,711       $ 1,992
Loans charged off                              (684)         (263)         (364)
Recoveries                                       20            50            83
                                            -------       -------       -------
            Net charge-offs                    (664)         (213)         (281)
Provision charged to operating expense        1,420         1,250         1,000
                                            -----------------------------------
            Balance at end of period        $ 4,504       $ 3,748       $ 2,711
                                            ===================================


                         COLUMBIA BANKING SYSTEM, INC.

7.       premises and equipment

         Land, buildings, and furniture and equipment, less accumulated depreciation and amortization, were as follows:

in thousands
December 31,                                              1996           1995
                                                        --------       --------
Land                                                    $  2,914       $  1,748
Buildings                                                  9,419          8,589
Leasehold improvements                                     1,434          1,509
Furniture and equipment                                    6,339          5,533
Automobiles                                                  102            101
Computer software                                            583            691
                                                        -----------------------
            Total cost                                    20,791         18,171
Less accumulated depreciation and amortization            (5,541)        (4,435)
                                                        -----------------------
            Total                                       $ 15,250       $ 13,736
                                                        =======================

                  Total depreciation and amortization expense on buildings and furniture and equipment was $1.8 million, $1.7 million and $1.6 million for the years ended December 31, 1996, 1995 and 1994, respectively.

                  The Company is obligated under various noncancellable lease agreements for property and equipment (primarily for land and buildings) which require future minimum rental payments, exclusive of taxes and other charges, as follows:

             in thousands
years ending December 31,
1997                                                                      $1,151
1998                                                                       1,055
1999                                                                         888
2000                                                                         634
2001                                                                         394
2002 and thereafter                                                        2,757
                                                                          ------
     Total minimum payments                                               $6,879
                                                                          ======

                  Total rental expense on buildings and equipment was $983,000, $946,000 and $909,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8.       federal home loan bank advances and long-term debt

         Federal Home Loan Bank ("FHLB") advances and long-term debt consisted of the following:

in thousands
December 31,                                                    1996         1995
                                                              -------      -------
Federal Home Loan Bank advances                               $32,000      $25,000
7.85% Convertible Subordinated Notes due June 30, 2002                       2,695
                                                              --------------------
            Total FHLB advances and other long-term debt      $32,000      $27,695
                                                              ====================


                         COLUMBIA BANKING SYSTEM, INC.

                  On June 3, 1996, the Company gave notice that it would redeem all of its issued and outstanding 7.85% Convertible Subordinated Notes (the "Notes") on August 1, 1996. The Notes were convertible in whole or in part, in multiples of $1,000 principal amount, at 100% of the principal amount of the Note (or portion thereof), at the conversion price per share of common stock of $10.56. As of August 1, 1996 all of the Notes were converted into 223,743 shares of common stock.

                  FHLB advances are at the following interest rates:

in thousands
December 31,                                             1996             1995
                                                        -------          -------
6.90%                                                                    $ 5,000
6.20                                                                       2,000
6.14                                                    $10,000
6.09                                                                       8,000
5.79                                                      2,000
5.45                                                     10,000
5.32                                                      5,000            5,000
5.20                                                      5,000            5,000
                                                        ------------------------
            Total                                       $32,000          $25,000
                                                        ========================

         Aggregate maturities of FHLB advances due in years ending after December 31, 1996, are as follows:

in thousands                                                              Amount
                                                                         -------
1997                                                                     $10,000
1998                                                                      20,000
2000                                                                       2,000
                                                                         -------
            Total                                                        $32,000
                                                                         =======

                  FHLB advances are collateralized by residential real estate loans with a recorded value of approximately $38.4 million at December 31, 1996, and $30.0 million at December 31, 1995 (see Note 5). Penalties are generally required for prepayments of certain long-term FHLB advances.

9.       income tax

         The components of income tax expense are as follows:

            in thousands
years ended December 31,                1996           1995           1994
                                        ----           ----           ----
Current
Deferred
                                        ----           ----           ----
            Total                       None           None           None
                                        ====           ====           ====

                  Effective January 1, 1993, the Company adopted the FASB's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). This Statement requires the use of the "asset and liability" method of accounting for income taxes. Deferred income tax represents the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.


                         COLUMBIA BANKING SYSTEM, INC.

                  Significant components of the Company's deferred tax assets and liabilities at December 31, 1996 and 1995 are as follows:

in thousands
December 31,                                                                           1996       1995
                                                                                      -------    -------
Deferred tax assets:
            Net operating loss carryforward                                                      $ 1,478
            Allowance for loan losses                                                 $ 1,531      1,274
            Contributions                                                                 164         97
                                                                                      -------    -------
               Total deferred tax assets                                                1,695      2,849
            Less: valuation allowance                                                    (768)    (2,011)
                                                                                      -------    -------
               Subtotal                                                                   927        838
Deferred tax liabilities:
            FHLB stock dividends                                                         (657)      (551)
            Depreciation                                                                  (18)       (35)
                                                                                      -------    -------
               Total deferred tax liabilities                                            (675)      (586)
                                                                                      -------    -------
                  Net deferred tax assets                                             $   252    $   252
                                                                                      =======    =======

         A reconciliation of the Company's effective income tax rate with the federal statutory tax rate is as follows:

    dollars in thousands                        1996                  1995                  1994
                                        ------------------     ------------------     ------------------
years ended December 31,                Amount     Percent     Amount     Percent     Amount     Percent
                                        -------    -------     -------    -------     -------    -------
Income tax based
            on statutory rate           $(1,216)       (34)%   $  (937)       (34)%   $   209         34%
Increase (reduction)
            resulting from:
               Other nondeductible
                  items                     (27)        (1)        (37)        (1)        (27)        (4)
               Valuation allowance        1,243         35         974         35        (182)       (30)
                                        -------    -------     -------    -------     -------    -------
Income tax                              $     0          0%    $     0          0%    $     0          0%
                                        =======    =======     =======    =======     =======    =======

10.      stock options and warrants

         At December 31, 1996 and 1995, the Company had stock options outstanding of 275,168 shares and 247,433 shares, respectively, for the purchase of common stock at option prices ranging from $2.38 to $21.25 per share. The Company's policy is to recognize compensation expense at the date the options were granted due to the difference, if any, between the then market value of the Company's common stock and the stated option price.

                  At December 31, 1996 and 1995, the Company had options outstanding granted to a company controlled by a director for the purchase of 36,317 and 13,858 shares of common stock at exercise prices of approximately $6.45 and $8.81 per share, respectively. These options are generally exercisable in whole or in part at any time before September 26, 2000.

                  At December 31, 1996 and 1995, the Company had stock warrants outstanding to purchase 18,716 shares of common stock at $10.14 per share, which expires in 1997.


                         COLUMBIA BANKING SYSTEM, INC.

         The following table outlines the stock option activity for 1996 and 1995:

in thousands                                   Balance          Price Range
                                               -------        -------------
Balance at December 31, 1994                   316,061        $ 2.38-$11.19
            Issued                              15,225          9.29- 10.71
            Exercised                           (8,400)         2.38
            Terminated                          (6,562)         9.29- 11.19
                                               -------        -------------
Balance at December 31, 1995                   316,324          2.38- 11.19
            Issued                              53,525         12.56- 21.25
            Exercised                          (18,970)         2.38- 11.19
            Terminated                          (6,820)         9.29- 11.19
                                               -------        -------------
Balance at December 31, 1996                   344,059        $ 3.81-$21.25
                                               =======        =============
Total Vested at December 31, 1996              194,716        $ 3.81-$11.19
                                               =======        =============

                  In August 1996, the Personnel and Compensation Committee of the Board of Directors of the Company approved the grant to Mr. A. G. Espe (Chairman of the Board and Chief Executive Officer) of an option to purchase 40,000 shares of Common Stock at prices ranging from $15.25 to $21.25. The Board also approved the grant to Mr. W. W. Philip (Director, President and Senior Operating Officer) of a restricted stock award for 20,000 shares of Common Stock. The market value of the Common Stock at the date of grants to both Messrs. Espe and Philip was $15.25 per share.

                  The option to Mr. Espe, which is subject to approval by the shareholders of additional shares to be available pursuant to the Plan and certain other amendments to the Plan, provides for 10,000 shares to vest (become exercisable) in August 1997 at an option price of $15.25, and 10,000 additional shares to vest each year beginning in August 1998 and continuing through August 2000 at option prices of $17.25, $19.25 and $21.25, respectively. Earlier vesting of the options may be approved at the sole discretion of the Board or the Compensation Committee of the Board and will occur in the event of termination of employment without cause (as defined) following a change in control (as defined) of the Company. Vested options will remain exercisable for ten years from the date of vesting in the event of Mr. Espe's retirement (as approved by the Board), death or disability, or a change in control of the Company or Columbia Bank (as the term is defined in Mr. Espe's Employment Agreement).

                  The restricted stock award to Mr. Philip provides for the immediate issuance of 20,000 shares of the Company's Common Stock to Mr. Philip in escrow. The shares are to remain in escrow until Mr. Philip has served as an active officer or Board member of the Company and/or Columbia Bank for a period of five years from the date of the grant, unless that term is reduced (i) by action of the Board or the Personnel and Compensation Committee, (ii) by reason of a change of control of the Company or Columbia Bank (as defined in Mr. Philip's Employment Agreement), or (iii) by Mr. Philip's death or disability. Mr. Philip will have the right to vote shares and to receive any dividends or other distributions on the shares while they remain in escrow.

                  The Company has an employee stock option plan ("the Plan") to provide additional incentives to key employees, thereby helping to attract and retain the best available personnel. The Company applies APB Opinion 25 and related interpretations in accounting for the Plan. Accordingly, no compensation cost has been recognized for the Plan. The Company estimates the fair value of its stock options using the Black-Scholes option-pricing model. Had compensation cost for the Company's Plan been determined based on the fair value at the grant dates consistent with the FASB's Statement of Accounting Standards No. 123, "Accounting for Stock-Based Compensation," the impact on net income and earnings per share would not have been significant for the years ended December 31, 1996 and 1995.


                         COLUMBIA BANKING SYSTEM, INC.

11.      employee benefit plan

         The Company maintains a defined contribution plan which allows employees to contribute up to 15% of their compensation to the plan. Employees who are at least 20 1/2 years of age and have completed 6 months of service are eligible to participate in the plan. The Company is required to match 50% of employee contributions up to 3% of each employee's total compensation. The Company contributed approximately $153,000, $126,000 and $80,000 in matching funds to the plan during the years ended December 31, 1996, 1995 and 1994, respectively.

                  The Company amended the defined contribution plan effective April 1, 1990 to add a nonmatching, discretionary contribution as determined by the Board of Directors of the Company. In January 1997 and 1996, the Company announced discretionary contributions of approximately $348,000 and $290,000 for the years ended 1996 and 1995 respectively.

                  The Company maintains an "Employee Stock Purchase Plan" ("ESPP"). Substantially all employees of the Company who have been continuously employed for six months are eligible to participate in the ESPP under which Common Stock is issued at quarterly intervals for cash at a price of 90% of the fair market value of the stock. Under the ESPP, 7,955 shares were acquired by employees for $110,000 in 1996. There is no charge to income as a result of issuance of stock under this plan. The discount offered to employees approximates the cost of raising capital and does not have a material effect on net income and earnings per share. At December 31, 1996, 88,296 shares of common stock were reserved for issuance under this plan.

12.      commitments and contingent liabilities

         The employment agreement with Mr. Espe originally provided for an annual salary of $150,000 in 1994 through 1996. As part of the agreement, the Company provides a Supplementary Employee Retirement Plan ("SERP") based on a contribution of 10% of total compensation per year and earnings at a stated rate on that amount. The agreement has recently been amended, effective January 1, 1997, to extend the term to December 31, 2001 and to establish the minimum salary at $160,000. Also, the employment agreement with Mr. Philip has recently been amended, effective January 1, 1997, to extend the term to December 31, 1998 and to establish his minimum annual salary at $175,000.

                  In 1993, Messrs. Espe and Philip each purchased 30,000 shares of the Company's common stock at the fair value of $12.00 per share at the date of purchase. The purchase of stock was financed by the Company with annual interest-only payments at 6% and principal due in April and July 2000.

                  The Company had Long Term Incentive Plan arrangements with Messrs. Espe and Philip. Under the arrangements, specific compensation and allowance payments were agreed to be made for work performed since 1993 if the Company achieved certain performance objectives by December 31, 1996. At December 31, 1996, the terms of the incentive plan were fulfilled, and in January 1997, $706,000 was paid under the terms of the plan. From 1993 through 1996, Mr. Philip received no salary or bonus payments.

                  In the normal course of business, the Company makes loan commitments (unfunded loans and unused lines of credit) and issues standby letters of credit to accommodate the financial needs of its customers. Standby letters of credit commit the Company to make payments on behalf of customers under specified conditions. Historically, no significant losses have been incurred by the Company under standby letters of credit. Both arrangements have credit risk essentially the same as that involved in extending loans to customers and are subject to the Company's normal credit policies, including the obtaining of collateral, where appropriate. At December 31, 1996 and 1995, the Company's loan commitments amounted to $122.9 million and $72.8 million, respectively. Standby letters of credit were $1.6 million and $1.5 million at December 31, 1996 and 1995, respectively. In addition, commitments under commercial letters of credit used to facilitate customers' trade transactions amounted to $2.5 million at December 31, 1996 and 1995.

                  The Company and its subsidiaries are from time to time defendants in and are threatened with various legal proceedings arising from their regular business activities. Management, after consulting with legal counsel, is of the opinion that the ultimate liability, if any, resulting from these and other pending or threatened actions and proceedings will not have a material effect on the financial position or results of operations of the Company and its subsidiaries.


                         COLUMBIA BANKING SYSTEM, INC.

13.      fair value of financial instruments

         The FASB's Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments" ("SFAS 107"), requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. "Fair Value" is defined in SFAS 107 as the amount at which an instrument could be exchanged in a current transaction between willing parties, other than a forced or liquidation sale.

                  The following table summarizes carrying amounts and estimated fair values of selected financial instruments as well as assumptions used by the Company in estimating fair value:

                                                                        1996                      1995
                                                               ----------------------     ----------------------
in thousands                         Assumptions Used in        Carrying         Fair      Carrying         Fair
December 31,                         Estimating Fair Value        Amount        Value        Amount        Value
                                     ---------------------     ---------    ---------     ---------    ---------
Assets
            Cash and due             Approximately equal
            from banks               to carrying value         $  32,092    $  32,092     $  18,244    $  18,244

            Interest-earning         Approximately equal
            deposits with banks      to carrying value            38,086       38,086        12,635       12,635

            Securities available     Quoted market prices
            for sale                                              45,489       45,489        22,675       22,675

            Loans held for sale      Approximately equal
                                     to carrying value            11,341       11,341         1,367        1,367

            Loans                    Discounted expected
                                     future cash flows,
                                     net of allowance
                                     for loan losses             441,591      454,326       349,345      371,720

Liabilities

            Deposits                 Fixed-rate certificates
                                     of deposit: Discounted
                                     expected future
                                     cash flows

                                     All other deposits:
                                     Approximately
                                     equal to
                                     carrying value             $493,222     $489,206      $361,875     $360,609

            Federal Home             Discounted
            Loan Bank                expected future
            advances                 cash flows                   32,000       31,362        25,000       24,585

            Convertible              Discounted
            subordinated             expected future
            notes                    cash flows                                               2,695        2,695


                         COLUMBIA BANKING SYSTEM, INC.

         Off-Balance-Sheet Financial Instruments

         The fair value of commitments is estimated based upon fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate commitments, the fair value estimation takes into consideration an interest rate risk factor. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements. The fair value of these off-balance sheet items at December 31, 1996 approximates the recorded amounts of the related fees.

14.      stock dividend

         On April 24, 1996, the Company announced a 5% stock dividend payable on May 22, 1996, to holders of record on May 8, 1996. On May 22, 1996, 164,051 common shares were issued to shareholders. Average shares outstanding, net income per share and book value per share for all periods presented have been retro-actively adjusted to give effect to this transaction.

15.      SAIF special assessment

         Columbia Bank's deposits are insured by the FDIC through the Bank Insurance Fund and through the Saving Association Insurance Fund (the "SAIF"). SAIF-insured deposits of Columbia Bank are a result of a so-called Oakar transaction in which deposits were acquired from a savings bank. Legislation was enacted in 1996 for the purpose of recapitalizing the SAIF fund. The legislation required a special assessment on SAIF-insured deposits of approximately 65.7 cents per $100 of insured deposits at March 31, 1995 (SAIF deposits then $116.5 million) with a discount of 20% on the special assessment of Oakar institutions, such as Columbia Bank, which meet certain tests. The one-time special assessment of $612,000, which is tax deductible, was recognized in third quarter 1996 earnings.


                         COLUMBIA BANKING SYSTEM, INC.

16.      parent company financial information

         condensed balance sheets
         parent company only

in thousands
December 31,                                                 1996         1995
                                                            -------      -------
Assets
Cash and due from banks:
            Subsidiary banks                                $     6      $    41
            Unrelated banks                                                   68
Interest-earning deposits with banks:
            Subsidiary banks
            Unrelated banks                                   4,021
Securities available for sale                                 4,007
Loans                                                           720          905
Investments in bank subsidiaries                             49,951       32,660
Premises and equipment, net                                      28           49
Real estate owned                                                          3,304
Other assets                                                    429          354
                                                            -------      -------
            Total Assets                                    $59,162      $37,381
                                                            =======      =======
Liabilities and Shareholders' Equity
Other liabilities                                           $   202      $   119
Borrowed funds                                                             2,600
Convertible subordinated notes                                             2,695
                                                            -------      -------
            Total liabilities                                   202        5,414
Shareholders' equity                                         58,960       31,967
                                                            -------      -------
            Total Liabilities and Shareholders' Equity      $59,162      $37,381
                                                            =======      =======


                         COLUMBIA BANKING SYSTEM, INC.

condensed statements of operations
parent company only

            in thousands
years ended December 31,                                             1996          1995           1994
                                                                    -------       -------       -------
Income
Interest on loans                                                   $    48       $    54       $    54
Interest on securities available for sale                                20                         188
Gains (losses) on securities available for sale (1)                                                (270)
Interest-earning deposits:
            Subsidiary banks                                                            6             9
            Unrelated banks                                              53            16            31
Other                                                                    55           533           470
                                                                    -------       -------       -------
            Total income                                                176           609           482
Expense
Compensation and employee benefits                                      346           341           234
Interest                                                                204           377           246
Other                                                                   309           612           493
                                                                    -------       -------       -------
            Total expenses                                              859         1,330           973
                                                                    -------       -------       -------
Loss before income tax benefit and equity
            in undistributed net income (loss) of subsidiaries         (683)         (721)         (491)
                                                                    -------       -------       -------
Income tax benefit
Loss before equity in undistributed
            net income (loss) of subsidiaries                          (683)         (721)         (491)
Equity in undistributed
            net income (loss) of subsidiaries:                        4,260         3,476          (123)
                                                                    -------       -------       -------
Net Income (Loss)                                                   $ 3,577       $ 2,755       $  (614)
                                                                    =======       =======       =======

(1) In November 1994, the Parent Company sold a mortgage-backed security to Columbia Bank. A loss was recognized by the Parent Company while the security was recorded at fair value by Columbia Bank. The proceeds from the sale were subsequently contributed to the capital of Columbia Bank. On a consolidated basis the loss recorded by the Parent Company is eliminated as if no transaction had occurred.


                         COLUMBIA BANKING SYSTEM, INC.

condensed statements of cash flows
parent company only

            in thousands
years ended December 31,                                               1996           1995           1994
                                                                     --------       --------       --------
Operating Activities
Net income (loss)                                                    $  3,577       $  2,755       $   (614)
Adjustments to reconcile net income (loss) to
            net cash provided (used) by operating activities:
            Equity in undistributed (earnings) losses
               of subsidiaries                                         (4,260)        (3,476)           123
            Loss on sale of real estate owned                              41
            Provision for depreciation and amortization                    35             34             40
            Loss on sale of security available for sale                                                 270
            Net changes in other assets and liabilities                  (140)         2,698             80
                                                                     --------       --------       --------
               Net cash provided (used) by operating activities          (747)         2,011           (101)
Investing Activities
Proceeds from sales of securities available for sale                                                  2,808
Purchase of securities available for sale                              (4,000)
Proceeds from maturities of securities available
            for sale                                                                                    209
Loans originated or acquired, net of principal
            collected                                                     134
Contribution of capital - bank subsidiaries                           (16,800)        (3,100)        (2,813)
Return of capital to parent                                             3,800
Proceeds from sale of real estate owned                                 3,263
Purchases of premises and equipment                                                                      34
                                                                     --------       --------       --------
               Net cash provided (used) by investing activities       (13,603)        (3,100)           238
Financing Activities
Proceeds from other borrowings                                          7,000
Repayment of other borrowings                                          (9,600)
Proceeds from issuance of common stock                                 20,868            103             35
                                                                     --------       --------       --------
               Net cash provided by financing activities               18,268            103             35
                                                                     --------       --------       --------
                  Increase (decrease) in
                     cash and cash equivalents                          3,918           (986)           172
                  Cash and cash equivalents
                     at beginning of period                               109          1,095            923
                                                                     --------       --------       --------
               Cash and cash equivalents at end of period            $  4,027       $    109       $  1,095
                                                                     ========       ========       ========
Supplemental Information
Cash paid for interest                                               $    204       $    377       $    246
Issuance of common stock from
            conversion of convertible subordinated notes                2,509             40


                         COLUMBIA BANKING SYSTEM, INC.

summary of quarterly financial information (1)

Quarterly financial information for the years ended December 31, 1996 and 1995 is summarized as follows:

            in thousands                    First       Second        Third       Fourth    Year Ended
except per share amounts                  Quarter      Quarter      Quarter      Quarter  December 31,
                                          -------      -------      -------      -------  -----------
1996
Total interest income                     $ 8,786      $ 9,311      $10,041      $10,924      $39,062
Total interest expense                      4,296        4,306        4,780        5,136       18,518
                                          -------      -------      -------      -------      -------
            Net interest income             4,490        5,005        5,261        5,788       20,544
Provision for loan losses                     330          430          330          330        1,420
Noninterest income                          1,165        1,308        1,390        1,445        5,308
Noninterest expense                         4,517        4,851        5,226        5,649       20,243
            SAIF special assessment                                     612                       612
                                          -------      -------      -------      -------      -------
            Income before income tax          808        1,032          483        1,254        3,577
                                          -------      -------      -------      -------      -------
Provision for income tax
Net income                                $   808      $ 1,032      $   483      $ 1,254      $ 3,577
                                          -------      -------      -------      -------      -------
Per share:
            Net income                    $  0.23      $  0.29      $  0.13      $  0.28      $  0.93
                                          =======      =======      =======      =======      =======
1995
Total interest income                     $ 6,942      $ 7,775      $ 8,373      $ 8,630      $31,720
Total interest expense                      3,093        3,699        4,092        4,275       15,159
                                          -------      -------      -------      -------      -------
            Net interest income             3,849        4,076        4,281        4,355       16,561
Provision for loan losses                     300          300          320          330        1,250
Noninterest income                            883          950        1,078        1,080        3,991
Noninterest expense                         3,987        4,124        4,267        4,169       16,547
                                          -------      -------      -------      -------      -------
            Income before income tax          445          602          772          936        2,755
                                          -------      -------      -------      -------      -------
Provision for income tax
Net income                                $   445      $   602      $   772      $   936      $ 2,755
                                          -------      -------      -------      -------      -------
Per share:
            Net income                    $  0.13      $  0.17      $  0.22      $  0.27      $  0.79
                                          =======      =======      =======      =======      =======

(1) These unaudited schedules provide selected financial information concerning the Company which should be read in conjunction with the Management's Discussion and Analysis of Financial Condition and Results of Operations in this Annual Report.


                         COLUMBIA BANKING SYSTEM, INC.

consolidated five-year
statements of operations(1)

dollars in thousands,
except per share amounts
years ended December 31,                          1996             1995           1994              1993             1992
                                                --------         --------        --------         --------         --------
Interest Income
Loans                                           $ 36,048         $ 30,038        $ 18,990         $ 12,258         $ 10,649
Investment securities                                               1,078           1,127            1,108               59
Securities available for sale                      1,878              290             205              227              639
Deposits with banks                                1,136              314             334              362              236
                                                --------         --------        --------         --------         --------
            Total interest income                 39,062           31,720          20,656           13,955           11,583

Interest Expense
Deposits                                          16,469           13,385           7,304            4,867            4,860
Federal Home Loan Bank advances                    1,865            1,503           1,160            1,788            1,328
Other borrowings                                     184              271             612              876              735
                                                --------         --------        --------         --------         --------
            Total interest expense                18,518           15,159           9,076            7,531            6,923
                                                --------         --------        --------         --------         --------
Net Interest Income                               20,544           16,561          11,580            6,424            4,660
Provision for loan losses                          1,420            1,250           1,000              502              170
                                                --------         --------        --------         --------         --------
            Net interest income after
               provision for loan losses          19,124           15,311          10,580            5,922            4,490
Noninterest income                                 5,308            3,991           2,996            2,043            1,021
Noninterest expense                               20,243           16,547          14,036           10,656            4,488
SAIF special assessment                              612
                                                --------         --------        --------         --------         --------
Noninterest expense                               20,855           16,547          14,036           10,656            4,488
                                                --------         --------        --------         --------         --------
            Income (loss) from
               continuing operations
               before income tax                   3,577            2,755            (460)          (2,691)           1,023
Provision for income tax
                                                --------         --------        --------         --------         --------
            Income (loss) from
               continuing operations               3,577            2,755            (460)          (2,691)           1,023
Extraordinary loss on
            extinguishment of debt, net                                              (154)
Cumulative effect of
            accounting change                                                                          252
                                                --------         --------        --------         --------         --------
Net Income (Loss)                               $  3,577         $  2,755        $   (614)        $ (2,439)        $  1,023
                                                ========         ========        ========         ========         ========


                         COLUMBIA BANKING SYSTEM, INC.

   dollars in thousands,
except per share amounts
years ended December 31,                              1996             1995            1994              1993            1992
                                                   -----------      -----------     -----------      -----------      -----------
Per share (on average
     shares outstanding):
               Income (loss) from
                  continuing operations            $   0.93         $   0.79        $  (0.13)        $  (1.17)        $   0.89
               Extraordinary loss on
                  extinguishment
                  of debt, net                                                         (0.05)
               Cumulative effect of
                  accounting change                                                                      0.11
               Net income (loss)                       0.93             0.79           (0.18)           (1.06)            0.89
               Fully diluted net income (loss)         0.92             0.79           (0.18)           (1.06)            0.76
Average number of common
     and common equivalent
     shares outstanding:
               Primary                                3,866            3,496           3,481            2,301            1,155
               Fully diluted                          4,047            3,752           3,740            2,560            1,700
                                                   -----------      -----------     -----------      -----------      -----------
Total assets at end of period                      $588,916         $425,206        $319,072         $235,944         $158,694
Long-term obligations                                32,000           27,695          19,735           39,081           27,975
Cash dividends
                                                   -----------      -----------     -----------      -----------      -----------

(1) These unaudited schedules provide selected financial information concerning the Company which should be read in conjunction with the Management Discussion and Analysis of Financial Condition and Results of Operations in this Annual Report.


                         COLUMBIA BANKING SYSTEM, INC.

consolidated five-year summary of average

                                                                1996                                      1995
                                                Average                     Average       Average                      Average
          dollars in thousands                 Balances(1)    Interest        Rate       Balances(1)    Interest        Rate
                                               -----------   -----------   -----------   -----------   -----------   -----------
Interest-Earning Assets
Loans:
            Commercial business                $   136,386   $    11,782          8.64%  $    92,831   $     8,986          9.68%
            Real estate (2):
               One- to four-family
                  residential                       93,471         8,420          9.01        97,280         9,073          9.33
               Five or more family
                  residential and
                  commercial properties            126,061        11,556          9.17        90,135         8,411          9.33
            Consumer                                49,213         4,290          8.72        37,793         3,568          9.44
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Total loans                         405,131        36,048          8.90       318,039        30,038          9.44
Securities                                          31,527         1,878          5.96        23,266         1,368          5.89
Interest-earning deposit with banks                 21,416         1,136          5.31         5,336           314          5.88
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Total interest-earning assets       458,074        39,062          8.53       346,641        31,720          9.15
Noninterest-earning assets                          31,177                                    28,007
                                               -----------                               -----------
               Total assets                    $   489,251                               $   374,648
                                               -----------                               -----------
Interest-Bearing Liabilities
Certificates of deposit                        $   189,122   $    10,712          5.66%  $   168,351   $     9,565          5.68%
Savings accounts                                    21,673           608          2.80        24,547           669          2.73
Interest-bearing demand                            142,103         5,149          3.62        79,706         3,151          3.95
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Total interest-bearing
                  deposits                         352,898        16,469          4.67       272,604        13,385          4.91
Federal Home Loan Bank advances                     33,287         1,865          5.60        24,915         1,503          6.03
Other borrowings                                     1,990           184          9.25         2,744           271          9.88
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Total interest-bearing
                  liabilities                      388,175        18,518          4.77       300,263        15,159          5.05
Demand and other noninterest-bearing
            deposits                                60,691                                    42,167
Other noninterest-bearing
            liabilities                              3,439                                     2,444
Shareholders' equity                                36,946                                    29,774
                                               -----------                               -----------
               Total liabilities and
                  shareholders' equity         $   489,251                               $   374,648
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Net interest revenue                          $    20,544                               $    16,561
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Net interest spread                                                3.76%                                     4.10%
                                               -----------   -----------   -----------   -----------   -----------   -----------
               Net interest margin                                                4.48%                                     4.78%
                                               -----------   -----------   -----------   -----------   -----------   -----------
Average interest-earning assets to average
            interest-bearing liabilities                                        118.01%                                   115.45%
                                               -----------   -----------   -----------   -----------   -----------   -----------


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 62.

balances and net interest revenue

                                                                1994                                        1993
                                                Average                       Average      Average                      Average
          dollars in thousands                 Balances(1)    Interest         Rate       Balances(1)     Interest       Rate
                                               -----------   -----------   -----------    -----------   -----------   -----------
Interest-Earning Assets
Loans:
            Commercial business                $    63,541   $     5,272          8.30%   $    23,894   $     1,690          7.07%
            Real estate (2):
               One- to four-family
                  residential                       78,408         6,495          8.28         73,076         6,221          8.51
               Five or more family
                  residential and
                  commercial properties             57,952         5,324          9.19         35,255         3,608         10.23
            Consumer                                22,335         1,899          8.50          8,128           739          9.09
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Total loans                         222,236        18,990          8.54        140,353        12,258          8.73
Securities                                          24,045         1,332          5.54         20,940         1,335          6.38
Interest-earning deposits with banks                 8,597           334          3.89         12,800           362          2.83
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Total interest-earning assets       254,878        20,656          8.10        174,093        13,955          8.02
Noninterest-earning assets                          24,384                                     15,825
                                               -----------                                -----------
               Total assets                    $   279,262                                $   189,918
                                               -----------                                -----------
Interest-Bearing Liabilities
Certificates of deposit                        $   122,198   $     5,595          4.58%   $    75,682   $     3,459          4.57%
Savings accounts                                    33,938           895          2.64         29,743         1,039          3.49
Interest-bearing demand                             38,962           814          2.09         18,090           369          2.04
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Total interest-bearing
                  deposits                         195,098         7,304          3.74        123,515         4,867          3.94
Federal Home Loan Bank advances                     21,452         1,160          5.41         25,875         1,788          6.91
Other borrowings                                     6,017           612         10.17          9,868           876          8.88
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Total interest-bearing
                  liabilities                      222,567         9,076          4.08        159,258         7,531          4.73
Demand and other noninterest-bearing deposits       26,238                                     10,621
Other noninterest-bearing liabilities                1,476                                        923
Shareholders' equity                                28,981                                     19,116
                                               -----------                                -----------
               Total liabilities and
                  shareholders' equity         $   279,262                                $   189,918
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Net interest revenue                          $    11,580                                $     6,424
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Net interest spread                                                4.02%                                      3.29%
                                               -----------   -----------   -----------    -----------   -----------   -----------
               Net interest margin                                                4.54%                                      3.69%
                                               -----------   -----------   -----------    -----------   -----------   -----------
Average interest-earning assets to average
            interest-bearing liabilities                                        114.52%                                    109.32%
                                               -----------   -----------   -----------    -----------   -----------   -----------

                                                                1992
                                                Average                      Average
          dollars in thousands                 Balances(1)     Interest       Rate
                                               -----------   -----------   -----------
Interest-Earning Assets
Loans:
            Commercial business                $    15,949   $     1,501          9.41%
            Real estate (2):
               One- to four-family
                  residential                       61,461         6,120          9.96
               Five or more family
                  residential and
                  commercial properties             24,086         2,463         10.23
            Consumer                                 5,686           565          9.94
                                               -----------   -----------   -----------
               Total loans                         107,182        10,649          9.94
Securities                                           9,382           698          7.44
Interest-earning deposits with banks                 6,416           236          3.68
                                               -----------   -----------   -----------
               Total interest-earning assets       122,980        11,583          9.42
Noninterest-earning assets                         14,295
                                               -----------
               Total assets                    $   137,275
                                               -----------
Interest-Bearing Liabilities
Certificates of deposit                        $    57,072   $     3,331          5.84%
Savings accounts                                    25,087         1,059          4.22
Interest-bearing demand                             12,976           470          3.62
                                               -----------   -----------   -----------
               Total interest-bearing
                  deposits                          95,135         4,860          5.11
Federal Home Loan Bank advances                     16,282         1,328          8.16
Other borrowings                                     7,730           735          9.51
                                               -----------   -----------   -----------
               Total interest-bearing
                  liabilities                      119,147         6,923          5.81
Demand and other noninterest-bearing deposits        3,416
Other noninterest-bearing liabilities                5,673
Shareholders' equity                                 9,039
                                               -----------
               Total liabilities and
                  shareholders' equity         $   137,275
                                               -----------   -----------   -----------
               Net interest revenue                          $     4,660
                                               -----------   -----------   -----------
               Net interest spread                                                3.61%
                                               -----------   -----------   -----------
               Net interest margin                                                3.79%
                                               -----------   -----------   -----------
Average interest-earning assets to average
            interest-bearing liabilities                                        103.22%
                                               -----------   -----------   -----------

1 Loans on a nonaccrual status have been included in the computation of average balances.

2        Real estate average balances include real estate construction loans.


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 63.

corporate directory

Board of
Directors

W. Barry Connoley
President and
Chief Executive Officer,
MultiCare Medical Center

Richard S. DeVine
President,
Chinook Resources, Inc.
Chairman, Raleigh,
Schwarz & Powell, Inc.

A. G. Espe
Chairman and
Chief Executive Officer,
Columbia Banking System, Inc.
Chairman, Columbia Bank

Jack Fabulich
Chairman, Parker Paint
Manufacturing Co., Inc.
President and Commissioner,
Port of Tacoma

Jonathan Fine
Chief Operating Officer,
American Red Cross,
Seattle-King County Chapter

Margel S. Gallagher
President, Viva Imports, Ltd.

John A. Halleran
Private Investor

W. W. Philip
President and
Chief Operating Officer,
Columbia Banking System, Inc.
President and Chief Executive
Officer, Columbia Bank

John H. Powell
President and Co-owner,
Sound Oil Company

Robert E. Quoidbach
Private Investor

Donald Rodman
Owner and Vice President,
Rodman Realty, Inc.

Frank H. Russell
President, Professional Services
Unified, Inc. and
Quality Meal Expeditors

Sidney R. Snyder
Washington State Senator,
Owner of Sid's Food Market
and Midtown Market

James M. Will
President,
Titus-Will Enterprises


Executive
Officers

A. G. Espe
Chairman and
Chief Executive Officer

W. W. Philip
President and
Chief Operating Officer

Donald A. Andersen
Senior Vice President,
Loan Administration

Julie A. Healy
Senior Vice President,
Operations Manager

H. R. Russell
Senior Vice President,
Loan Production

Gary R. Schminkey
Senior Vice President,
Chief Financial Officer

Evans Q. Whitney
Senior Vice President,
Human Resources Director


Senior Officers

Stan Ausmus
Senior Vice President,
Puyallup Branch Manager

Melanie J. Dressel
Senior Vice President,
Private Banking Manager

Alan W. Fulp
Senior Vice President,
Bellevue Branch Manager

Bret M. Gagliardi
Senior Vice President,
Commercial Loans,
Kent Valley

Gary Gahan
Senior Vice President,
Private Banking

Kurt Graff
Senior Vice President,
Lakewood Branch Manager

Eugene Horan
Senior Vice President,
Fircrest Branch Manager

Trent Jonas
Senior Vice President,
Commercial Loans,
Gig Harbor

Gary Lindberg
Senior Vice President,
Commercial Loans

Richard B. Martinez
Senior Vice President,
Private Banking, Bellevue

Samuel R. Noel
Executive Vice President,
Southwest Region

Ronald D. Staples
Senior Vice President,
Allenmore Branch Manager

Loran W. Todd
Senior Vice President,
General Auditor

Rick W. Tunnell
Senior Vice President,
Real Estate

Brett R. Willis
Senior Vice President,
Commercial Loans

Kenneth M. Yokoyama
Senior Vice President,
Commercial Loans, Bellevue


                         COLUMBIA BANKING SYSTEM, INC.
                                    page 64.

shareholder information


Corporate
Headquarters

Columbia Banking System, Inc.
1102 Broadway Plaza
P.O. Box 2156
Tacoma, WA  98401-2156
(206) 305-1900*


Independent
Accountants

Price Waterhouse LLP


Transfer Agent
and Registrar

American Stock Transfer &
Trust Company


Market
Makers

Alex. Brown & Sons Inc.
Dain Bosworth, Inc.
Dean Witter Reynolds, Inc.
Everen Securities, Inc.
Herzog, Heine, Geduld, Inc.
Keefe, Bruyette & Woods, Inc.
Ragen MacKenzie Inc.


Legal Counsel

Gordon, Thomas, Honeywell,
Malanca, Peterson & Daheim,
PLLC


Annual Meeting

Sheraton Tacoma Hotel
1320 Broadway Plaza
Tacoma, Washington
Wednesday,  April 23, 1997
1:00 p.m.


Stock
Listing

The Company's common
stock trades on the Nasdaq
National Market tier of
The Nasdaq Stock Market(sm)
under the symbol:  COLB.


Form 10-K Report

Upon request, Columbia
Banking System provides to
shareholders a copy of the
1996 Annual Report on
Form 10-K, as filed with
the Securities and Exchange
Commission.  There is no
charge for this information.


Quarterly
Reporting

In the interest of providing
financial results in a timely
and cost-effective manner,
the Company does not
publish a formal quarterly
report. A copy of the
quarterly earnings news
release is available upon
request.

Immediate access to
the Company's quarterly
earnings news release via
facsimile is provided by
Company News On Call:
(800) 758-5804,
access #152519


For shareholder information,
please contact:
Kristen Kopay
Marketing Officer
Corporate Communications
P.O. Box 2156, MS 8300
Tacoma, WA  98401-2156
tel   (206) 305-1965*
fax   (206) 305-0317*
E-mail: kkopay@columbiabank.com



* area code will change
to (253) effective
April 25, 1997


                         COLUMBIA BANKING SYSTEM, INC.

locations


Pierce County

Main Office
1102 Broadway Plaza
Tacoma, WA  98402
(206) 305-1920*
John Collins

Allenmore
1959 South Union
Tacoma, WA  98405
(206) 627-6909*
Ron Staples

Edgewood/Milton
900 Meridian E., Suite 17
Milton, WA  98354
(206) 952-6646*
Michael Butcher

[A map of Western Washington
indicating the Company's market
area with existing and approved
branch locations marked by
location.]

Fircrest
2401 Mildred Street W.
Fircrest, WA  98466
(206) 566-1172*
Gene Horan

Gig Harbor
5311 Point Fosdick Dr. N.W.
Gig Harbor, WA  98335
(206) 858-5105*
Marilyn Naylor

Lakewood
6202 Mount Tacoma Dr. S.W.
Lakewood, WA  98499
(206) 581-4232*
Kurt Graff

Old Town
2200 North 30th Street
Tacoma, WA  98403
(206) 272-0412*
Priscilla May

Puyallup
4220 S. Meridian
Puyallup, WA  98373
(206) 770-0770*
Stan Ausmus

South Hill Mall
3500 S. Meridian, Suite 503
Puyallup, WA  98373
(206) 770-8161*
Robin Conrads
Stacy Gibson

Spanaway
220 South 175th
Spanaway, WA  98387
(206) 539-3094*
Joy Johnson

Summit
10409 Canyon Road E.
Puyallup, WA  98373
(206) 770-9323*
Mike Williams


King County

Bellevue
777 108th Avenue N.E., Suite 100
Bellevue, WA  98004
(206) 646-9696+
Alan Fulp

Bellevue Way (February 1997)
10350 N.E. 10th Street
Bellevue, WA  98004
(206) 452-7323+
Stacy Sullivan

Federal Way
33370 Pacific Highway S.
Federal Way, WA  98003
(206) 925-9323
Chuck Folsom

Kent (March 1997)
112 Washington Avenue N.
Kent, WA  98032
(206) 852-0475*
Patty Osthus


Cowlitz County

Commerce
1338 Commerce Avenue
Longview, WA  98632
(360) 636-9200
Barbara Perret-Brusco

30th Avenue
2207 30th Avenue
Longview, WA  98632
(360) 423-8760
Sheryl Vlach

Woodland
782 Goerig Street
Woodland, WA  98674
(360) 225-9421
Carol Rounds

* area code will change
  to (253) effective
  April 25, 1997

+ area code will change
  to (425) effective
  April 25, 1997


                         COLUMBIA BANKING SYSTEM, INC.

                             [ COLUMBIA BANK LOGO ]


                              1102 BROADWAY PLAZA
                            TACOMA, WASHINGTON 98402

                              www.columbiabank.com

                                                                19-Mar-97

1 YEAR T-BILL

FEBRUARY 28, 1997

                                Balance         Rate
                                ---------------------
        Past Due                                  ERR
        97  Mar                 14,100,458.03   7.990%          1,126,654.20
            Apr                  1,781,307.91   8.023%            142,917.34
            May                  2,827,311.01   8.333%            235,585.98
            June                 2,350,130.38   8.035%            188,841.36
            July                 5,003,068.09   8.829%            441,720.88
            Aug                  3,591,791.43   8.143%            292,479.58
            Sept                 4,548,909.29   8.411%            382,606.29
            Oct                  1,297,785.68   8.824%            114,521.89
            Nov                  1,239,669.78   8.116%            100,612.62
            Dec                  3,603,790.00   8.357%            301,178.42
        98  Jan                  3,127,504.39   8.420%            263,346.20
            Feb                  2,030,802.60   7.951%            161,467.10
            Mar                  3,990,973.56   8.075%            322,261.73
            Apr                                 0.000%                  0.00
            May                                 0.000%                  0.00
            June                                0.000%                  0.00
            July                                0.000%                  0.00
            Aug                                 0.000%                  0.00
            Sept                                0.000%                  0.00
            Oct                                 0.000%                  0.00
            Nov                     77,238.91   6.875%              5,310.18
            Dec                    103,423.56   6.259%              6,472.82
        99  Jan                    572,714.42   7.807%             44,711.81
YRMO        Feb                    423,380.92   6.896%             29,196.35
9903    Yr3 Q1                   1,579,711.88   7.015%            110,824.55
9906        Q2                   2,568,663.16   7.501%            192,664.74
9909        Q3                   1,495,870.09   7.928%            118,586.46
9912        Q4                   1,192,506.74   8.221%             98,030.13
0003    Yr4 Q1                     471,326.50   7.687%             36,229.77
0006        Q2                                  0.000%
0009        Q3                      79,568.52   8.500%              6,763.32
0012        Q4                                  0.000%
0103    Yr5 Q1                                  0.000%
0106        Q2                     735,308.86   7.578%             55,720.15
0109        Q3                                  0.000%
0112        Q4                     284,000.00   7.875%             22,365.00
0203    Yr6 Q1                                  0.000%
0206        Q2                                  0.000%
0209        Q3                                  0.000%
0212        Q4                                  0.000%
0303     Yr 7-10                                0.000%
0703    Yr 11-20                                0.000%
1703     Yr 21+                                 0.000%

        TOTAL                   58,057,906.85   8.135%          4,722,983.72

Total T-Bill                    59,077,215.71   8.127%          4,801,205.32
Less: 5yr & over
  included in fixed             (1,019,308.86)  7.661%            (78,085.15)
                               (58,057,906.85)  8.135%          4,723,120.17

LOAN REPRICING
February 28, 1997


Loan Types                 Variable      Rate        W/A          Fixed          Rate        W/A     Non-Accruals
-----------------------------------------------------------     ----------------------------------   ------------
1-4 Family                 4,808,796    9.053%      435,339     19,205,132      8.455%   1,623,800      1,141,545
Residential Constr        15,674,135    9.699%    1,520,300
Land Residential          10,062,586    9.350%      940,852      3,122,568      9.47%      295,611
Own-Occ Commercial        17,960,149    8.996%    1,615,780     23,007,874      8.832%   2,032,109        621,463
Comm'l Constr             11,890,025    8.963%    1,065,682
Income Property           20,493,073    9.438%    1,934,116     40,789,624      9.177%   3,743,307
Land Commercial            5,263,411    9.151%      481,662        135,639     10.165%      13,788         60,892
Business                 148,844,366    9.177%   13,658,783     27,579,205      8.893%   2,452,531        422,731
Consumer                   4,540,845    9.278%      421,280     26,162,945      9.258%   2,422,205        164,388
BankCard                   6,995,065    9.750%      682,019                     0.000%           0
Equity LOC & Private      18,630,374    9.112%    1,630,099                     0.000%           0          2,065
6 mo LIBOR                                                       3,324,774      8.577%     285,166
1 Yr T-BILL               45,502,529    8.246%    3,751,932     13,574,687      7.729%   1,049,137
Held for Sale (Inc Val)                                          1,072,287      7.596%      81,451
Loans in Process                                                 1,996,104      8.500%     169,669
PRA                           48,607   15.000%        7,291                                      0

TOTAL                    310,713,960    9.058%   28,145,134    159,970,839      8.857%  14,168,774      2,413,084

                                                                                                      473,097,883
                                                                                                            8.944%
